Exhibit 2.2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

ROBERT L. PRICE

GREGORY W. DOYLE

DANIEL E. RICHARDSON

CID MEZZANINE CAPITAL, L.P.

and

RELIABLE INVESTMENTS, INC.

November 11, 2005

TABLE OF CONTENTS

ARTICLE I Stock Purchase; Closing		1
1.1.	Stock Purchase	1
1.2.	The Closing	1
1.3.	Adjustments to Purchase Price	2

ARTICLE II Representations and Warranties of Sellers Regarding the Company		4
2.1.	Organization and Corporate Power	4
2.2.	Capitalization	5
2.3.	Subsidiaries	5
2.4.	Investments; Indebtedness	5
2.5.	Authorization; No Breach	6
2.6.	Financial Statements	6
2.7.	Absence of Undisclosed Liabilities	7
2.8.	Accounts Receivable; Accounts Payable; Inventory	7
2.9.	Product Warranty; Product Liability	7
2.10.	Absence of Certain Developments	8
2.11.	Assets	10
2.12.	Tax Matters	10
2.13.	Contracts and Commitments	12
2.14.	Intellectual Property Rights	14
2.15.	Litigation	15
2.16.	Brokerage	15
2.17.	Insurance	15
2.18.	Labor Matters	16
2.19.	Employee Benefits	16
2.20.	Compliance with Laws; Permits; Prohibited Payments	18
2.21.	Environmental and Safety Matters	19
2.22.	Affiliate Transactions	20
2.23.	Suppliers and Customers	20
2.24.	Real Property	20

ARTICLE III Representations and Warranties of Sellers		21
3.1.	Power and Authority	21
3.2.	Authorization; No Breach	21
3.3.	Title to Shares	22
3.4.	Affiliate Transactions	22
3.5.	Brokerage	22
3.6.	Litigation, etc.	22
3.7.	S Corporation Shareholder	22

ARTICLE IV Representations and Warranties of Buyer		22
4.1.	Organization, Power and Authority	22
4.2.	Authorization; No Breach	23
4.3.	Brokerage	23

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4.4.	Litigation, etc.	23
4.5.	Purchase for Investment	23

ARTICLE V Pre-Closing Covenants and Agreements		23
5.1.	Conduct of Business	23
5.2.	Further Assurances	25
5.3.	Full Access	25
5.4.	Notification of Certain Matters	25
5.5.	Exclusivity	25
5.6.	Information regarding Customers	26
5.7.	Financial Information	26

ARTICLE VI Closing Conditions		26
6.1.	Conditions Precedent to Obligations of Buyer	26
6.2.	Conditions Precedent to Obligations of Sellers	29

ARTICLE VII Indemnification		30
7.1.	Survival of Representations and Warranties	30
7.2.	General Indemnification	30

ARTICLE VIII Post-Closing Covenants and Agreements		34
8.1.	Tax Matters	34
8.2.	Further Assurances; Transition Assistance	38
8.3.	Confidentiality	39
8.4.	Release	39

ARTICLE IX Termination		40
9.1.	Termination	40
9.2.	Effect of Termination	40

ARTICLE X Definitions		40

ARTICLE XI Miscellaneous		47
11.1.	Fees and Expenses	47
11.2.	Press Release and Announcements	47
11.3.	Remedies	47
11.4.	Consent to Amendments; Waivers	48
11.5.	Successors and Assigns	48
11.6.	Severability	48
11.7.	Counterparts	48
11.8.	Descriptive Headings; Interpretation	48
11.9.	Entire Agreement	48
11.10.	Confidentiality Agreement	49
11.11.	No Third-Party Beneficiaries	49
11.12.	Schedules and Exhibits	49
11.13.	Governing Law	49
11.14.	Waiver of Jury Trial	49
11.15.	Jurisdiction	49
11.16.	Notices	49
11.17.	No Strict Construction	51

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	–	Form of Indemnification Escrow Agreement
Exhibit B	–	Form of Adjustment Escrow Agreement
Exhibit C	–	Net Working Capital
Exhibit D-1	–	Form of Agreement for Shareholders
Exhibit D-2	–	Existing Non-Competition/Non-Solicitation Arrangements
Exhibit E	–	Commitment Letter

Schedules (and Relevant Section References)

Schedule 1.1	–	Purchase Price
Schedule 2.1	–	Qualifications
Schedule 2.2	–	Capitalization
Schedule 2.3	–	Subsidiaries
Schedule 2.4	–	Indebtedness
Schedule 2.5	–	Consents
Schedule 2.6	–	Financial Statements
Schedule 2.8	–	Accounts Receivable; Accounts Payable; Inventory
Schedule 2.9	–	Product Warranty
Schedule 2.10	–	Developments
Schedule 2.11	–	Assets
Schedule 2.12	–	Taxes
Schedule 2.13	–	Contracts
Schedule 2.14	–	Intellectual Property
Schedule 2.15	–	Litigation
Schedule 2.17	–	Insurance
Schedule 2.18	–	Labor Matters
Schedule 2.19	–	Employee Benefits
Schedule 2.20(a)	–	Compliance
Schedule 2.20(b)	–	Permits
Schedule 2.21	–	Environmental
Schedule 2.22	–	Company Affiliate Transactions
Schedule 2.24	–	Leased Property
Schedule 3.4	–	Affiliate Transactions
Schedule 5.1	–	Conduct of Business
Schedule 6.1(m)	–	Affiliate Transactions Not to be Terminated
Schedule 6.1(n)	–	Amendment of Certain Leases
Schedule 8.1	–	Purchase Price Allocation
Schedule 10.1	–	Excluded Liabilities

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 11, 2005, is entered into by and among Keystone Automotive Operations, Inc., a Pennsylvania corporation (“Buyer”), Reliable Investments, Inc., an Illinois corporation (the “Company”), and each of Robert L. Price, Gregory W. Doyle and Daniel E. Richardson (each individually, a “Shareholder”, and collectively, “Shareholders”), and CID Mezzanine Partners, L.P., a Delaware limited partnership (“CID”, and together with Shareholders, “Sellers”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE X below.

WHEREAS, Shareholders own all of the Company’s common stock, no par value (the “Common Stock”), and CID owns that certain warrant to purchase 666.67 shares of Common Stock, dated as of May 2, 2002 (the “Warrant”); and

WHEREAS, the parties to this Agreement desire that Buyer, or its assigns, shall purchase from Sellers 1,000 shares of the Common Stock (the “Shares”), which are all of the issued and outstanding shares of capital stock of the Company, and the Warrant in consideration for an aggregate amount of $63,000,000 (the “Base Purchase Price” and, as the Base Purchase Price may be adjusted pursuant to Section 1.2(c)(ii), the “Purchase Price”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Stock Purchase; Closing

1.1. Stock Purchase. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares and the Warrant and, in exchange, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to Sellers in the amounts set forth on Section 1.1 attached hereto.

1.2. The Closing.

(a) Time and Place of Closing. Subject to the satisfaction (or waiver by the applicable party) of the conditions set forth in ARTICLE VI, the consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York, no later than two (2) business days after the conditions set forth in ARTICLE VI hereof have been satisfied (or waived by the applicable party). The date and time of the Closing are referred to as the “Closing Date”.

(b) Working Capital Estimate. No less than five (5) business days prior to the anticipated Closing Date, Sellers shall deliver to Buyer a good faith estimate of the Net Working Capital as of the close of business on the Closing Date calculated in accordance with Exhibit C hereto, including in accordance with GAAP (the “Estimated Working Capital”), together with (i) a statement of the calculation of Estimated Working Capital (the “Estimated Closing Statement”) and (ii) a certificate signed by Sellers to the effect that the Estimated Working Capital was determined in good faith in accordance with Exhibit C hereto. Buyer shall have five (5) business days to review the Estimated Closing Statement and during such time Sellers and the Company shall make its senior financial officers reasonably available to answer any questions of Buyer or its representatives regarding the preparation of the Estimated Closing Statement. Buyer shall have the right to reasonably object to the Estimated Working Capital at any time prior to Closing and the Estimated Working Capital for purposes of this Agreement shall be mutually agreed upon by Buyer and Sellers prior to Closing.

(c) Deliveries and Proceedings at the Closing. At the Closing:

(i) Deliveries by Sellers to Buyer. Shareholders shall deliver to Buyer certificates representing all of the Shares and CID shall deliver to Buyer the Warrant.

(ii) Deliveries by Buyer to Sellers. Buyer (or its assigns) shall pay (or caused to be paid) to Sellers an amount equal to the sum of the Base Purchase Price, minus (A) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Working Capital, plus (B) the amount, if any, by which the Estimated Working Capital exceeds the Target Net Working Capital, minus (C) Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing, minus (D) Seller Expenses, minus (E) the Indemnification Escrow Amount, and minus (F) the Adjustment Escrow Amount, by wire transfer of immediately available funds to one or more accounts as designated by Sellers, such account or accounts to be designated by written notice to Buyer not less than two (2) business days prior to the Closing Date. Each Seller acknowledges and agrees that Buyer shall not have any Liability to any Seller in respect of such Seller’s share of the Purchase Price to the extent Buyer pays to Sellers the Purchase Price in accordance with this Section 1.2(c)(ii).

(iii) Deliveries by Buyer to Escrow Agent. Buyer shall pay the Indemnification Escrow Amount and the Adjustment Escrow Amount by wire transfer of immediately available funds to the Escrow Agent pursuant to the Indemnification Escrow Agreement and the Adjustment Escrow Agreement, respectively.

(iv) Other Deliveries. The closing certificates, opinion of counsel and other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing shall be delivered.

1.3. Adjustments to Purchase Price.

(a) Following the Closing, the Purchase Price shall be adjusted, dollar for dollar, by the amount, if any, by which the Net Working Capital as of the Closing Date is greater or less than the Estimated Working Capital in accordance with this Section 1.3. If the Net Working Capital as of the Closing Date is (x) greater than the Estimated Working Capital, then the Purchase Price shall be increased by the amount of such excess, and (y) less than the Estimated Working Capital, then the Purchase Price shall be decreased by the amount of such shortfall. To the extent that the Purchase Price is adjusted as contemplated hereby, Buyer or Sellers, as applicable, shall pay the amount of such adjustment to Sellers or Buyer, as applicable, within five (5) business days of the final determination of such amount pursuant to Section 1.3(b), together with interest thereon at a rate equal to the prime rate as then in effect and published in the Wall Street Journal on the day of the final determination (the “Applicable Rate”) calculated on the basis of the number of days elapsed from the Closing Date to the date of the payment, by wire transfer of immediately available funds to one or more accounts designated by Sellers or Buyer, as applicable; provided, that any such payments to Buyer shall be effected first by offsetting the amount of such payment against the Adjustment Escrow Amount held from time to time by the Escrow Agent in the escrow account established pursuant to the Adjustment Escrow Agreement.

(b) Promptly after the Closing Date, but in any event within 90 days after the Closing Date, Buyer shall deliver to Sellers the Draft Closing Balance Sheet and the closing statement (in its final and binding form, the “Statement”) setting forth the Net Working Capital as of the close of business on the Closing Date calculated in accordance with Exhibit C hereto. In connection with the preparation of the Draft Closing Balance Sheet, all known arithmetic errors in the Balance Sheet shall be taken into account and no changes in accounting principles, policies, procedures or methodologies shall be made from those used in preparing the Balance Sheet, including with respect to the nature and classification of accounts or the determination of the level of reserves, accruals or materiality. During the 30 days immediately following Sellers’ receipt of the Statement, Sellers shall be permitted to review the working papers relating to the Statement. The Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Sellers unless Sellers give written notice of their disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted, but in no event shall include disagreements based on changes in the methodology or principles set forth on Exhibit C attached hereto. If a timely Notice of Disagreement is received by Buyer, then the Draft Closing Balance Sheet and the Statement (as revised as contemplated in clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Independent Auditor; provided, that any items that are not so disputed shall be deemed to have become final and binding upon delivery of the Notice of Disagreement. During the 30 days immediately following the delivery of a Notice of Disagreement, Buyer and Sellers shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. During such period, Buyer shall have full access to the working papers of Sellers used in connection with Sellers’ preparation of the Notice of Disagreement. If, at the end of such 30-day period, any matter specified in the Notice of Disagreement has not been resolved by Sellers and Buyer, Sellers and Buyer shall submit in writing to an independent auditing firm of national recognition mutually selected by Buyer and Sellers (the “Independent Auditor”) for review and resolution any such matters which remain in dispute (including such party’s proposed resolution thereof and resulting value of Net Working Capital) and which were properly included in the Notice of Disagreement, and the Independent Auditor shall make a final determination of the Net Working Capital as of the close of business on the Closing Date based solely on presentations by Buyer and Sellers (and not by independent review), which determination shall be binding on the parties. The Independent Auditor (i) shall be bound by the principles set forth in this Section 1.3 and in the definition of “Net Working Capital” in ARTICLE X, (ii) shall limit its review to matters specifically set forth in the Notice of Disagreement that still remain in dispute and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

(c) The Independent Auditor shall be instructed to resolve such dispute promptly and, in any event, within 30 days from the date the dispute is submitted to the Independent Auditor. The fees and expenses of the Independent Auditor acting under this Section 1.3 shall be borne proportionately by Buyer and Sellers on the basis of the discrepancy (in dollars) between such party’s determination of the Net Working Capital as of the close of business on the Closing Date (as set forth in the notice to the Independent Auditor) and the final and binding determination of the Net Working Capital as of the close of business on the Closing Date by the Independent Auditor. The determination of the Net Working Capital as of the close of business on the Closing Date as determined by agreement of the parties or by the Independent Auditor shall be final and binding on the parties. The Purchase Price, as further adjusted pursuant to this Section 1.3 and thereafter increased by the amount of Additional Purchase Price paid by Buyer to Sellers pursuant to Section 8.1(h)(iii), shall be referred to herein as the “Final Purchase Price”.

ARTICLE II

Representations and Warranties of Sellers Regarding the Company

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, jointly and severally, hereby represents and warrants to Buyer as follows:

2.1. Organization and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and is licensed or qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so licensed or qualified, except where failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect (which such jurisdictions are set forth on the Schedule 2.1 attached hereto). Each of the Company and its Subsidiaries possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses as presently conducted, to execute and deliver this Agreement (if applicable) and to carry out the transactions contemplated by this Agreement (if applicable). The copies of the Company’s and each of its Subsidiaries’ charter documents and bylaws which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are true, complete and correct. The minute books of the Company and each of its Subsidiaries (containing the records of meetings of the stockholders, the Company’s and each of its Subsidiaries’ board of directors and any committees of the Company’s and each of its Subsidiaries’ board of directors) are true, complete and correct in all material respects. The stock certificate books and the stock record books of the Company and each of its Subsidiaries are true, complete and correct.

2.2. Capitalization. The authorized capital stock of the Company consists of 10,000 shares of the Common Stock, 1,000 shares of which are issued and outstanding and are held beneficially and of record by Sellers as set forth on Schedule 2.2 attached hereto, in each case free and clear of any Liens, except as set forth on Schedule 2.2 (which Liens shall be released prior to Closing). Upon delivery to Buyer at the Closing of certificates representing the Shares and the Warrant, duly endorsed by Sellers for transfer to Buyer, and upon Sellers’ receipt of payment therefor, valid title to the Shares and the Warrant will pass to Buyer, free and clear of any Liens or Taxes. As of the Closing and immediately thereafter, the Shares shall constitute all of the issued and outstanding shares of the Company’s capital stock, will be duly authorized, validly issued, fully-paid and non-assessable and will have been issued free and clear of any preemptive or similar rights. Except the Warrant, the Company has no outstanding (i) stock, options or securities convertible, exercisable or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or (ii) any stock appreciation rights or phantom stock or similar plans or rights. There are no (x) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock or (y) voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock.

2.3. Subsidiaries. Schedule 2.3 attached hereto sets forth for each Subsidiary of the Company (a) its name, (b) the number of authorized shares for each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, (d) the names of the holders of such issued and outstanding shares and the number and class of shares held by each such holder, and (e) the number of shares of its capital stock held in treasury. The Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any Liens or Taxes. As of the Closing and immediately thereafter, all of the issued and outstanding shares of capital stock of each Subsidiary of the Company will be duly authorized, validly issued, fully-paid and non-assessable and will have been issued free and clear of any preemptive or similar rights. None of the Subsidiaries of the Company has any outstanding (i) stock, options or securities convertible, exercisable or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or (ii) any stock appreciation rights or phantom stock or similar plans or rights. There are no (x) outstanding obligations of any Subsidiary of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock or (y) voting trusts, proxies or other agreements among the stockholders of any Subsidiary of the Company with respect to the voting or transfer of such Subsidiary’s capital stock.

2.4. Investments; Indebtedness. Neither the Company nor any of its Subsidiaries has, or holds the right to make, an Investment in any other Person. Except as set forth on Schedule 2.4 attached hereto, neither the Company nor any of its Subsidiaries has any Indebtedness.

2.5. Authorization; No Breach.

(a) The Company’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which it is a party have been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and all other agreements and instruments contemplated hereby to which the Company is a party, when executed and delivered by the Company in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.

(b) Except as set forth on Schedule 2.5 attached hereto, the execution and delivery of this Agreement and all other agreements and instruments contemplated hereby, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the respective terms hereof and thereof do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Company’s or any of its Subsidiaries capital stock or assets, including the Shares, pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with any third party or any Government Entity pursuant to (A) the articles of incorporation or bylaws of the Company or any of its Subsidiaries, (B) any Law to which the Company or any of its Subsidiaries is subject, or any order, judgment or decree, or (C) any agreement or instrument to which the Company or any of its Subsidiaries is subject, except, in the case of subclause (B) and (C) above, for any conflict, breach, default, Lien, modification, termination, obligation, violation or failure that would not be material in any respect.

2.6. Financial Statements. Attached hereto as Schedule 2.6 are (a) audited consolidated balance sheet and statements of income and cash flow for the Company and its Subsidiaries as of and for the fiscal years ended September 30, 2002, September 30, 2003 and September 30, 2004, (b) audited consolidated balance sheet and statements of income and cash flows for the Company and its Subsidiaries as of and for the fiscal year ended September 30, 2005 (provided, that the financial statements referred to in this clause (b) may be delivered to Buyer after the date hereof (but at or prior to Closing) so long as the unaudited financial statements as of and for the fiscal year ended September 30, 2005 are attached hereto on the date hereof on Schedule 2.6) and (c) unaudited consolidated balance sheet and statements of income for the Company and its Subsidiaries as of and for the one-month fiscal period ended October 31, 2005 (the financial statements referred to in clauses (a), (b) and (c) hereof shall be collectively referred to as the “Financial Statements”). Except as set forth on Schedule 2.6 attached hereto, each of the Financial Statements (including, if applicable, the notes thereto, if any) is correct and complete, has been prepared from, and is in accordance with, the books and records of the Company and its Subsidiaries (which are correct and complete in all material respects), fairly presents the financial condition as of the dates thereof, operating results and cash flows of the Company and its Subsidiaries for the periods then ended and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby in accordance with past custom and practice of the Company and its Subsidiaries (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments). Attached hereto as Schedule 2.6 is the financial forecast of the Company and its Subsidiaries for the fiscal quarter ending December 31, 2005 that was prepared by the Company in good faith on the basis of assumptions explicitly stated therein (which assumptions were reasonable at the time such financial forecast was prepared).

2.7. Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability, other than (i) Liabilities set forth on the liabilities side of the Balance Sheet and (ii) Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit or violation of Law, an environmental Liability or clean-up obligation and none of which is material either individually or in the aggregate).

2.8. Accounts Receivable; Accounts Payable; Inventory. Except as provided in Schedule 2.8 attached hereto, all notes and accounts receivable reflected on the Balance Sheet are valid notes and accounts receivables subject to no set-offs or counterclaims, have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, arose solely out of bona fide sales and delivery of goods and performance of services, are not outstanding for more than 150 days after the original invoice date, and are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Balance Sheet, as adjusted for the passage of time through the Closing Date consistent with past custom and practice. Except as provided in Schedule 2.8 attached hereto, all accounts payable reflected on the Balance Sheet are valid accounts payable, have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, are not outstanding for more than fifteen (15) days after its original due date, are correct in accordance with their terms at their recorded amounts, and represent (i) the total amounts payable by the Company or its Subsidiaries to suppliers or other vendors and (ii) the total amounts payable by suppliers or other vendors to the Company or its Subsidiaries. Except as provided in Schedule 2.8 attached hereto, the inventory shown on the Balance Sheet consists and shall consist of a quantity and quality usable and saleable, if applicable, in the ordinary course of business consistent with past custom and practice at normal selling prices, is fit for the purpose for which it was produced or manufactured, and none of which constitutes Slow-Moving Inventory or is otherwise obsolete, damaged or defective (other than defective inventory that is covered by a warranty from the manufacturer), subject only to the reserve for inventory writedown set forth on the Balance Sheet, as adjusted for the passage of time through the Closing Date consistent with past custom and practice.

2.9. Product Warranty; Product Liability.

(a) All products sold or delivered by the Company or its Subsidiaries have been in conformity in all material respects with all applicable contractual commitments of the Company and its Subsidiaries and with all express and implied warranties. Neither the Company nor any of its Subsidiaries has any Liability (and has not received written notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such Liability) for replacement thereof or other damages in connection therewith, other than replacements or damages in the ordinary course of business consistent with past custom and practice. Except as set forth on Schedule 2.9 attached hereto, no products sold or delivered by the Company or its Subsidiaries and no services rendered by the Company or its Subsidiaries are subject to any guarantee, warranty or other indemnity of the Company or its Subsidiaries beyond the applicable industry standard terms and conditions of such sale or service.

(b) Neither the Company nor any of its Subsidiaries have any Liability (and there is no basis for any present action, suit, proceeding, order, investigation or claim against the Company or its Subsidiaries giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or delivered by the Company or its Subsidiaries.

2.10. Absence of Certain Developments. Since September 30, 2004, there has occurred no fact, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement and as set forth on Schedule 2.10 attached hereto, since September 30, 2004, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past custom and practice, and neither the Company nor any of its Subsidiaries has:

(a) authorized for issuance, issued, sold, delivered, or granted any notes, bonds or other debt securities or any capital stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

(b) incurred any Indebtedness or imposed any Liens upon any of its assets, tangible or intangible;

(c) discharged or satisfied any Lien or paid any material obligation or Liability, other than current Liabilities paid in the ordinary course of business consistent with past custom and practice;

(d) declared, set aside or made any payment or distribution of cash or other property with respect to its capital stock or other equity securities or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities);

(e) sold, assigned, transferred, leased, licensed, failed to maintain or abandoned any of its assets, tangible or intangible, or taken any action that could reasonably be expected to cause the loss, lapse, abandonment, invalidity or unenforceability of any Company Intellectual Property Rights, except in the ordinary course of business consistent with past custom and practice;

(f) made or granted any bonus or any wage or salary increase to, or changed any material employment or retention terms with, any employee or group of employees or contractors, including salespersons (other than bonuses and wage increases in the ordinary course of business consistent with past custom and practice), entered into or increased the amount or duration of any severance arrangement, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or entered into, modified or terminated any collective bargaining agreement or relationship;

(g) made capital expenditures or commitments therefor in excess of $250,000 in the aggregate (but has made all capital expenditures required to be made in the ordinary course of business to preserve and maintain the business of the Company and its Subsidiaries);

(h) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons or formed any Subsidiary;

(i) suffered any damage, destruction or casualty loss exceeding $50,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(j) made any change in its cash management practices or in any method of accounting or accounting policies, or made any write-down in the value of its inventory that is material or outside of the ordinary course of business consistent with past custom and practice;

(k) other than compensation paid in the ordinary course of business, consistent with past custom and practice, directly or indirectly engaged in any transaction or entered into, amended or terminated, any arrangement with any of its officers, directors, shareholders or other Affiliates;

(l) amended its charter, bylaws or other organizational documents;

(m) taken any action or omitted to take any action which act or omission could reasonably be expected to have a Material Adverse Effect;

(n) entered into any new line of business, or incurred or committed to incur any capital expenditures or Liabilities in connection therewith;

(o) entered into any acquisition agreement or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

(p) cancelled or waived (i) any right material to the operation of its business or (ii) any debts or claims against any of its Affiliates;

(q) accelerated, terminated, modified or cancelled any agreement, contract, lease, license or other arrangement involving more than $50,000;

(r) delayed, postponed or canceled the payment of accounts payable or any other Liability; or

(s) agreed in writing or, to the Company's Knowledge, orally to do any of the foregoing.

2.11. Assets. The Company and its Subsidiaries have good and valid title to, or a valid and enforceable license or leasehold interest in, the properties and assets, tangible or intangible, shown on the Balance Sheet or acquired thereafter, free and clear of all Liens (other than Permitted Liens and Liens set forth on Schedule 2.11 attached hereto), except for properties and assets disposed of in the ordinary course of business since September 30, 2004. Each of the Company and its Subsidiaries owns, has a valid leasehold interest in, or has a valid and enforceable license to use, all of the assets, properties and rights, whether tangible or intangible, necessary for the conduct of its business as presently conducted and presently proposed to be conducted. Each such tangible asset is free from material defects, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used.

2.12. Tax Matters.

(a) Except as set forth on Schedule 2.12 attached hereto:

(i) each of the Company and its Subsidiaries has filed all Tax Returns which it is required to file when due, and all such Tax Returns are true, complete and correct in all respects and have been prepared in compliance with all applicable laws and regulations;

(ii) each of the Company and its Subsidiaries has paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party;

(iii) none of the Company, its Subsidiaries or Sellers has waived any statute of limitations with respect to any Taxes of the Company or its Subsidiaries or agreed to any extension of time for filing any Tax Return which has not been filed, and none of the Company, its Subsidiaries or Sellers has consented to extend to a date later than the date hereof the period in which any Tax of the Company may be assessed or collected by any taxing authority;

(iv) no foreign, federal, state or local tax audits or assessments or administrative or judicial proceedings are pending or being conducted with respect to the Company or its Subsidiaries;

(v) there are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(vi) no claim has ever been made by a taxing authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries are or may be subject to Taxes assessed by such jurisdiction;

(vii) neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return and neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax allocation or Tax sharing agreement;

(viii) neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(ix) neither the Company nor any of its Subsidiaries has engaged in any listed or reportable transaction within the meaning of Section 6011 and 6012 of the Code;

(x) none of the Company, its Subsidiaries or Sellers has requested or received a ruling from any taxing authority or signed any binding agreement with any taxing authority that might impact the amount of Tax due from the Company or its Subsidiaries after the Closing Date; and

(b) The Company has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code (and any similar provisions of state and local law) at all times since May 2002 and the Company will be an S corporation up to and including the Closing Date.

(c) Each of the Company’s Subsidiaries that is a corporation has been a qualified subchapter S subsidiary within the meaning of Code Section 1361(b)(3)(B) at all times since May 2002 up to and including the Closing Date.

(d) Except as provided in Schedule 2.12 attached hereto, neither the Company nor any of its qualified subchapter S Subsidiaries is liable or has any potential liability for any Tax under Code Section 1374, nor will the Company be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election. Neither the Company nor any qualified subchapter S Subsidiary of the Company has (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(e) Neither the Company nor any of its Subsidiaries:

(i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(ii) is liable for the Taxes of another Person (A) under Treasury Regulation § 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise;

(f) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date; or

(ii) installment sale or open transaction disposition made on or prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

2.13. Contracts and Commitments.

(a) Except as expressly contemplated by this Agreement or as set forth on Schedule 2.13 attached hereto, neither the Company nor any of its Subsidiaries is a party to or bound by (whether written or oral) any:

(i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees;

(ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $50,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (C) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or Liability;

(iv) contract or agreement involving any Government Entity;

(v) agreement or indenture relating to borrowed money or other Indebtedness, the mortgaging, pledging or otherwise placing a Lien on any material asset

(tangible or intangible) or material group of assets (tangible or intangible) of the Company or its Subsidiaries, any letter of credit arrangements, or any guarantee therefor;

(vi) lease or agreement under which the Company or any of its Subsidiaries is (x) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000 or (y) lessor of or permits any third party to hold or operate any property owned or controlled by the Company or its Subsidiaries;

(vii) agreements relating to the ownership of, Investments in or loans and advances to, any Person, including Investments in joint ventures and minority equity investments;

(viii) license, royalty, indemnification or other agreement with respect to any Intellectual Property Rights (other than licenses for commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $10,000);

(ix) agent, sales representative, sales or distribution agreement;

(x) power of attorney or other similar agreement or grant of agency;

(xi) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, including any nondisclosure or confidentiality agreements that would restrict the ability of the Company or any of its Subsidiaries to conduct its business as presently conducted or presently proposed to be conducted;

(xii) agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect; or

(xiii) agreement (other than such agreements otherwise covered by clauses (i) through (xii) above) which is material to its operations and business or involves a consideration in excess of $100,000 annually.

(b) All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 2.13 attached hereto (collectively, the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms. Each of the Material Contracts shall be in full force and effect without penalty in accordance with its terms upon consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is in default under or in breach of, nor in receipt of any claim of default or breach under, any Material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the Company or any of its Subsidiaries under any Material Contract; and none of the Company, its Subsidiaries or Sellers has any Knowledge of any existing or threatened breach or cancellation by the other parties to any Material Contract to which the Company or any of its Subsidiaries is a party. Each Material Contract will continue to be in full force and effect on identical terms immediately following the Closing.

(c) Buyer has been supplied with a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto (all of which amendments, waivers or other changes are described on Schedule 2.13 attached hereto), and true and accurate description of the terms and conditions of each oral Material Contract.

2.14. Intellectual Property Rights.

(a) Schedule 2.14 attached hereto contains a true, complete and correct list of all of the following that are owned or used by the Company or any of its Subsidiaries in the operation of their business: (i) patented and registered Intellectual Property Rights, (ii) pending patent applications and applications for registration of other Intellectual Property Rights, (iii) computer software material to the conduct of such business (other than licenses for commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $10,000), (iv) trade or corporate names and (v) material unregistered trademarks, service marks, slogans, logos, trade dress and copyrights, in each case indicating whether such Intellectual Property Rights are owned or licensed.

(b) Except as set forth on Schedule 2.14 attached hereto, each of the Company and its Subsidiaries owns all right, title and interest in and to, or has the right to use pursuant to a license set forth on Schedule 2.13 attached hereto, free and clear of all Liens, all Intellectual Property Rights used in or necessary to operate its business as currently conducted (including all of the Intellectual Property Rights set forth on Schedule 2.14 attached hereto). The Company Intellectual Property Rights are valid, enforceable, subsisting and no loss, other than by expiration of patents at the end of their respective statutory terms, of any of the Company Intellectual Property Rights is threatened or pending. Each of the Company and its Subsidiaries has taken all commercially reasonable, customary or necessary action to maintain and protect the Company Intellectual Property Rights. To the Knowledge of the Company and its Subsidiaries, the owners of any Intellectual Property Rights licensed to the Company or its Subsidiaries have not failed to take any action necessary to maintain and protect the Intellectual Property Rights subject to such licenses.

(c) Except as set forth on Schedule 2.14 attached hereto, (i) there are no claims against the Company or its Subsidiaries that were either made within the past six (6) years or are presently pending contesting the validity, use, enforceability, ownership or registrability of any of the Company Intellectual Property Rights, and to the Knowledge of the Company and its Subsidiaries, there is no reasonable basis for such claim, (ii) neither the Company nor any of its Subsidiaries have infringed, misappropriated or otherwise conflicted with, and the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or conflict with, any Intellectual Property Rights of any other Persons and neither the Company nor any of its Subsidiaries has any Knowledge of any facts or circumstances which indicate a likelihood of the foregoing, (iii) none of the Company, its Subsidiaries or the Sellers has received any notices (including cease-and-desist letters or offers to license) alleging infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of other Persons, and (iv) to the Knowledge of the Company and its Subsidiaries, no Person is infringing, misappropriating or otherwise conflicting with any of the Company Intellectual Property Rights. The transactions contemplated by this Agreement shall not impair, the right, title or interest of the Company or its Subsidiaries in and to the Company Intellectual Property Rights and all of the Company Intellectual Property Rights shall be owned or available for use by the Company and its Subsidiaries immediately after the Closing on terms and conditions identical to those under which the Company owned or used the Company Intellectual Property Rights immediately prior to the Closing. The Company Intellectual Property Rights are not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.

(d) Each current and former employee, consultant, director and officer of the Company or its Subsidiaries has executed an agreement with the Company or its Subsidiaries requiring such employee, consultant, director or officer to maintain the confidentiality of the Company’s and its Subsidiaries’ proprietary information and assigning all right, title and interest in and to all Intellectual Property Rights authored, developed or otherwise created by such employee, consultant, director or officer to the Company, its Subsidiaries or their respective designees in the course of his or her relationship with the Company or its Subsidiaries, without any restrictions or obligations owed to such employee, consultant, director or officer with respect to the Company’s or its Subsidiaries’ use of such Intellectual Property Rights.

(e) The computer systems, including the software, firmware, hardware (whether general or special purpose), networks, interfaces and other similar or related automated or computerized items (collectively, the “Computer Systems”) that are used or relied on by the Company and its Subsidiaries in the conduct of their business are sufficient for the immediate and future anticipated needs of the Company and its Subsidiaries. Except as set forth in Schedule 2.14 attached hereto, all Computer Systems, other than software, used in the business of the Company and its Subsidiaries are owned and operated by and are under the control of the Company and its Subsidiaries and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company and its Subsidiaries.

2.15. Litigation. Except as set forth on Schedule 2.15 attached hereto, there are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries, or pending by the Company or any of its Subsidiaries against any third party, at law or in equity, or before or by any Government Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement). Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any Government Entity.

2.16. Brokerage. There are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is subject for which the Company, any of its Subsidiaries or Buyer could become obligated.

2.17. Insurance. Schedule 2.17 attached hereto contains a description of each material insurance policy maintained by the Company or any of its Subsidiaries with respect to their properties, assets and businesses, and each such policy shall be in full force and effect as of the Closing or a substituted policy shall have been obtained therefor. The scope and amount of each of such insurance policies are, and have been since September 30, 2004, customary and reasonable for the business in which the Company or such Subsidiary is and has been engaged. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any material insurance policy maintained by it, and neither the Company nor any of its Subsidiaries has ever been denied insurance coverage. All such material insurance policies shall continue to be in full force and effect immediately after the Closing.

2.18. Labor Matters. Schedule 2.18 attached hereto contains a true, complete and correct list as of September 30, 2005 of (i) the employees employed by the Company or any of its Subsidiaries having an annual compensation in calendar year 2004 of at least $75,000, (ii) the rate of all current compensation payable by the Company and its Subsidiaries to each such employee, including any bonus, contingent or deferred compensation, and (iii) the directors and officers of the Company and its Subsidiaries. Except as set forth on Schedule 2.18 attached hereto, no executive or key employee of the Company or any of its Subsidiaries and no group of employees or contractors of the Company or any of its Subsidiaries, has informed the Company or such Subsidiary (whether in writing or, to the Company’s Knowledge, orally) of any plan to terminate employment with or services for the Company or such Subsidiary. Neither the Company nor any of its Subsidiaries has (a) any material labor relations complaints (including any additional union organization activities, threatened or actual strikes or work stoppages or material grievances), (b) engaged in any unfair labor practices within the meaning of the National Labor Relations Act or other similar Laws in jurisdictions where the Company or its Subsidiaries carry on business, (c) during the past five years, suffered any labor strike, lockout, work stoppage or other material labor dispute or (d) any union organization campaign in progress with respect to any of its employees. Neither the Company nor any of its Subsidiaries has engaged in any employee layoff activities within the last two (2) years that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff statute, rule or regulation.

2.19. Employee Benefits.

(a) Schedule 2.19 attached hereto sets forth a complete and correct list of all “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) and any other benefit plan, program or arrangement maintained, sponsored or contributed or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any Liability (each an “Employee Benefit Plan” and collectively, “Employee Benefit Plans”).

(b) Except as set forth on Schedule 2.19 attached hereto, the Company has delivered to Buyer complete and correct copies of the plan documents, summary plan descriptions, IRS opinion or determination letters, annual reports (Form 5500-series, with all applicable attachments), and all other material information pursuant to which each Employee Benefit Plan is maintained, funded and administered.

(c) Except as set forth on Schedule 2.19 attached hereto, each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its terms and complies in all material respects in form and in operation with all applicable requirements of ERISA, the Code and other applicable Laws. The Company, its Subsidiaries and each Person that at any relevant time is or has been treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (each, an “ERISA Affiliate”) have complied with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code (or similar state Law) (“COBRA”). Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code (i) has been timely amended to comply with the provisions of recent legislation commonly referred to as “GUST” and “EGTRRA,” (ii) has been submitted to the IRS for a determination or opinion letter that takes the GUST amendments into account within the applicable remedial amendment period specified by Section 401(b) of the Code and (iii) has received a determination from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred that could adversely affect the qualification of such Employee Benefit Plan.

(d) With respect to each Employee Benefit Plan, all contributions or payments (including, without limitation, all employer contributions, employee salary reduction contributions and premium payments) that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA and the Code, and all contributions or payments for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued.

(e) None of the Company, its Subsidiaries or any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) any benefit plan, program or arrangement that provides for post-retirement or post-termination medical or life insurance or other similar benefits (other than health continuation coverage required by COBRA).

(f) With respect to each Employee Benefit Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply and (iii) no action, investigation, suit, proceeding, hearing, audit or claim (other than routine claims for benefits) is pending or threatened, and, to the Knowledge of the Company and its Subsidiaries, no facts would give rise to or could reasonably be expected to give rise to any such action, investigation, suit, proceeding, hearing, audit or claim.

(g) The Company and its Subsidiaries have, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company and its Subsidiaries as common law employees, leased employees, independent contractors, consultants or agents.

(h) Except as set forth on Schedule 2.19, neither the Company nor any of its Subsidiaries has, since October 3, 2004, (A) granted an interest in a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Sections 409A(a)(1)(B) or (b)(4)(A) of the Code, or (B) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Sections 409A(a)(1)(B) or (b)(4) of the Code.

(i) Neither the Company nor any of its Subsidiaries is party to any plan or arrangement that would cause the acceleration of any vesting or payments as a result of a change in control.

2.20. Compliance with Laws; Permits; Prohibited Payments.

(a) Except as set forth on Schedule 2.20(a) attached hereto, each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the operation of its business. Except as set forth on Schedule 2.20(a) attached hereto, no notices have been received by and no claims have been filed against the Company or any of its Subsidiaries alleging a violation of any such Laws.

(b) Except with respect to permits relating to Environmental and Safety Requirements which are addressed in Section 2.21 below, each of the Company and its Subsidiaries holds all permits, licenses, certificates, accreditation and other authorizations of all Government Entities required for the conduct of its business and the ownership of its properties, and Schedule 2.20(b) attached hereto sets forth a list of all of such required permits, licenses, certificates, accreditations and other authorizations held by the Company and its Subsidiaries. No notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any permit, license, certificate, accreditation or other authorization of any Government Entity. Each of the Company and its Subsidiaries is in compliance in all material respects with all terms and conditions of all permits, licenses, accreditations and authorizations which it holds. Except as disclosed on Schedule 2.20(b) attached hereto, all of such permits, licenses, accreditations and authorizations will be available for use by the Company and its Subsidiaries immediately after the Closing.

(c) Neither the Company nor any of its Subsidiaries has, directly or indirectly, (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company or any of its Subsidiaries for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other Person, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or any of its Subsidiaries.

2.21. Environmental and Safety Matters. Except as set forth on Schedule 2.21 attached hereto:

(a) Each of the Company and its Subsidiaries has complied with and is currently in compliance with all applicable Environmental and Safety Requirements. Neither the Company nor any of its Subsidiaries has received any oral or written notice, report or information regarding any actual or alleged violation of or any Liabilities or corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements. Each of the Company and its Subsidiaries has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business.

(b) None of the following exists at any property or facility currently owned, occupied or operated by the Company or its Subsidiaries:

(i) underground storage tanks;

(ii) asbestos-containing materials in any form or condition;

(iii) materials or equipment containing polychlorinated biphenyls; or

(iv) monitoring wells, landfills, surface impoundments or other disposal areas.

(c) Neither the Company nor any of its predecessors, Subsidiaries or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed Persons to or released any pollutant, contaminant or other substance (including any hazardous substance), noise or odor, or owned, occupied or operated any facility or property (and no such property or facility, including the real property, is contaminated by any pollutant, contaminant or hazardous substance) so as to give rise to any Liabilities, including any Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental and Safety Requirements.

(d) Neither the Company nor any of its Subsidiaries has assumed, undertaken or otherwise become subject to any Liability, including any Liability for corrective or remedial action of any other Person relating to any Environmental and Safety Requirements.

(e) Neither the Company nor any of its predecessors or Affiliates has manufactured, sold, marketed, installed or distributed products or items containing asbestos, and none of such Persons has any Liabilities with respect to the presence or alleged presence of asbestos-containing material in any product or item on, at or upon any property or facility.

(f) The Company has furnished to Buyer all environmental audits, reports and other material environmental documents relating to the current properties, facilities or operations of the Company or its Affiliates, to the extent such documents are in the possession, custody or control of the Company, its Subsidiaries or Sellers.

2.22. Affiliate Transactions. Except as set forth on Schedule 2.22 attached hereto, no employee, officer, director, shareholder (including Sellers) or Affiliate of the Company or any of its Subsidiaries, no individual related by blood, marriage or adoption to any such individual, and no entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries (collectively, the “Company Affiliate Transactions”).

2.23. Suppliers and Customers. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice from any of the top 10 suppliers of the Company and its Subsidiaries by dollar volume of purchases for the fiscal year ended September 30, 2005 to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice from any of the top 10 customers of the Company and its Subsidiaries by dollar volume of sales for the fiscal year ended September 30, 2005 to the effect that such customer will stop, or materially decrease the rate of, buying products of the Company or its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

2.24. Real Property.

(a) Neither the Company nor any of its Subsidiaries has any Owned Property. Schedule 2.24 attached hereto sets forth the address of each Leased Property and a true and complete list of all leases, subleases and other occupancy agreements (written and oral), including all amendments, extensions and other modifications pursuant to which the Company and its Subsidiaries hold Leased Property (the “Leases”). The Company has previously delivered to Buyer true, complete and correct copies of all the Leases and, in the case of an oral Lease, a written summary of the material terms thereof. The Company and its Subsidiaries have a good and valid leasehold interest in and to all of the Leased Property, subject to no Liens except for Permitted Liens. Except as set forth in Schedule 2.24, with respect to each of the Leases: (i) the Lease is legal, valid, binding and in full force and effect and is enforceable in accordance with its terms; (ii) there exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any Lease; (iii) no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; (iv) the Company’s or its Subsidiaries’ possession and quiet enjoyment of the Leased Property under such Lease has not been disturbed, and to the Knowledge of the Company and its Subsidiaries, there are no disputes with respect to such Lease; (v) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) neither the Company nor any of its Subsidiaries owes and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or its Subsidiaries; (viii) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Property or any portion thereof; and (ix) there are no Liens on the estate or interest created by such Lease.

(b) The Leased Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company and its Subsidiaries. The Leased Property is in good condition and repair (normal wear and tear excepted) and is sufficient for the conduct of the business of the Company and its Subsidiaries. The Leased Property conforms in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals of all Government Entities having jurisdiction over the Leased Property which are required or appropriate to use or occupy such Leased Property or operate the business of the Company and its Subsidiaries as presently conducted have been obtained, are in full force and effect and have not been violated. There is no pending or, to the Knowledge of the Company and its Subsidiaries, any threatened condemnation proceeding, lawsuit or administrative action affecting any portion of the Leased Property. None of the Leased Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

ARTICLE III

Representations and Warranties of Sellers

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller represents and warrants only with respect to himself or itself to Buyer as follows:

3.1. Power and Authority. Such Seller possesses all requisite capacity or power and authority, as the case may be, necessary to carry out the transactions contemplated by this Agreement.

3.2. Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which such Seller is a party or by which such Seller is bound have been duly authorized by such Seller, if applicable. This Agreement and all other agreements contemplated hereby to which such Seller is a party, when executed and delivered by such Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.

(b) The execution, delivery and performance by such Seller of this Agreement and all other agreements contemplated hereby to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Shares or the Warrant, as applicable, pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) the certificate of formation or the limited partnership agreement of such Seller, if applicable, (B) any Law to which such Seller is subject or (C) any material agreement, instrument, order, judgment or decree to which such Seller is subject.

3.3. Title to Shares. Such Seller owns of record and beneficially the Shares or the Warrant, as applicable, as set forth opposite such Seller’s name on Schedule 2.2 attached hereto, and such Seller has good and valid title to such Shares or the Warrant, as applicable, free and clear of all Liens, except as set forth on Schedule 2.2 (which Liens shall be released prior to Closing), and, at Closing such Seller shall deliver to Buyer good and valid title to such Shares or the Warrant free and clear of all Liens and Taxes. Such Seller does not own, and does not have the right to acquire, directly or indirectly, any other shares of capital stock of the Company.

3.4. Affiliate Transactions Except as set forth on Schedule 3.4 attached hereto, no employee, officer, director, shareholder or Affiliate of such Seller, no individual related by blood, marriage or adoption to any such individual, and no entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries (such agreements, contracts, transactions and interests, together with the Company Affiliate Transactions, the “Affiliate Transactions”).

3.5. Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which such Seller is a party or to which such Seller is subject for which the Company, any of its Subsidiaries or Buyer could become obligated.

3.6. Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of such Seller, threatened against or affecting such Seller in which it is sought to restrain or prohibit such Seller from consummating, or to obtain damages or other relief from such Seller in connection with, the transactions contemplated hereby.

3.7. S Corporation Shareholder. Such Shareholder is a person eligible to be a shareholder of a subchapter S corporation under Section 1361 of the Code.

ARTICLE IV

Representations and Warranties of Buyer

As a material inducement to each Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to each Seller as follows:

4.1. Organization, Power and Authority. Buyer is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Buyer possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

4.2. Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Buyer is a party or by which Buyer is bound have been duly authorized by Buyer. This Agreement and all other agreements contemplated hereby to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.

(b) The execution, delivery and performance by Buyer of this Agreement and all other agreements contemplated hereby to which Buyer is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the organizational documents of Buyer, (B) any Law to which Buyer is subject, or (C) any material agreement, instrument, order, judgment or decree to which Buyer is subject.

4.3. Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Buyer is a party or to which Buyer is subject for which any Seller could become liable or obligated.

4.4. Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of Buyer, threatened against Buyer in which it is sought to restrain or prohibit Buyer from consummating, or to obtain damages or other relief from Buyer in connection with, the transactions contemplated hereby.

4.5. Purchase for Investment. Buyer is an accredited investor as such term is defined in Rule 501(a) of the Securities Act of 1933, as amended. Buyer is acquiring the Shares and the Warrant for its own account and not with a view to the distribution or resale thereof within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Buyer agrees that the Shares and Warrant may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under the Securities Act of 1933, as amended, and any applicable state securities law or pursuant to an exemption from such registration or qualification.

ARTICLE V

Pre-Closing Covenants and Agreements

5.1. Conduct of Business. The Company shall, and shall cause each of its Subsidiaries to, conduct its business in its ordinary course consistent with past practice and shall use reasonable best efforts to keep available the services of its present employees and salespersons, and preserve the goodwill, reputation and present relationships of the Company and its Subsidiaries with suppliers, customers, licensors and others having business relations with the Company or its Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Schedule 5.1 attached hereto or as otherwise consented to in writing by Buyer, from the date hereof through the Closing, the Company and Sellers covenant and agree that:

(a) The Company shall not, and shall cause each of its Subsidiaries not to, (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Employee Benefit Plan to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing employees, (iv) amend or enter into a new Employee Benefit Plan (except as required by Law) or enter into a new collective bargaining agreement, or (v) make or agree to make any bonus or profit sharing payments to any employee.

(b) The Company shall, and shall cause each of its Subsidiaries to, maintain its books and records in accordance with good business practice and will not amend its certificate of incorporation or bylaws.

(c) The Company shall not, and shall cause each of its Subsidiaries not to, sell, lease, license, encumber or otherwise dispose of any of their assets (other than inventory sold in the ordinary course of business consistent with past practice).

(d) The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Laws applicable to it and to the conduct of its business and shall perform in all material respects all its obligations without default.

(e) The Company shall not, and shall cause each of its Subsidiaries not to, settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) involving the payment of, or an agreement to pay over time in cash, notes, or other property, in the aggregate, an amount exceeding $50,000.

(f) The Company shall not, and shall cause each of its Subsidiaries not to, (i) enter into any agreement or transaction that if entered into prior to the date hereof would be required to be set forth on Schedule 2.13 attached hereto, including any transaction involving any merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, sale, lease or other acquisition or disposition of any assets or capital stock or (ii) materially amend, modify, extend, renew or terminate any agreement set forth on Schedule 2.13 or Schedule 2.24 attached hereto or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property.

(g) The Company shall not, and shall cause its Subsidiaries not to, undertake any action or fail to take any action that if taken or failed to be taken prior to the date hereof would be required, or could have reasonably resulted in an event that would be required, to be set forth on Schedule 2.10 attached hereto.

(h) The Company shall not, and shall cause each of its Subsidiaries not to, take any action (or fail to take any action) that could reasonably be expected to result in the loss, lapse, abandonment, unenforceability or invalidity of any Company Intellectual Property Rights.

(i) The Company shall not, and shall cause its Subsidiaries not to, agree, or commit to agree, to take any action not permitted to be taken pursuant to this Section 5.1.

5.2. Further Assurances. Subject to the terms of this Agreement, each party hereto shall use its commercially reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including with respect to financing transactions of Buyer and satisfaction, but not waiver, of the conditions set forth in ARTICLE VI).

5.3. Full Access. Each of Sellers and the Company will permit Buyer, its lending sources and each of their respective representatives (including legal counsel and accountants) to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company and its Subsidiaries; provided, that such access shall be at reasonable times, on reasonable prior notice to Sellers and without material interference with the business operations of the Company and its Subsidiaries.

5.4. Notification of Certain Matters. Between the date hereof and the Closing Date, each party hereto will give prompt notice in writing to the other parties hereto, of: (a) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Closing Date; (b) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement; (c) any change, event or circumstance that has had, has or could reasonably be expected to have a Material Adverse Effect on such party or adversely affects its ability to consummate the transactions contemplated by this Agreement in a timely manner; or (d) any actions, suits, claims, investigations, audits or proceedings commenced or, to its Knowledge, threatened against the notifying party or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement. Prior to the Closing, Sellers may deliver to Buyer a supplement setting forth any schedules attached hereto (the “Schedules Supplement”) which shall have the effect set forth in Section 7.2(a)(i) only.

5.5. Exclusivity. Each of the Company and Sellers agrees that until such time as this Agreement has terminated in accordance with ARTICLE IX, none of Sellers or the Company shall, or shall permit its Subsidiaries, shareholders, officers, directors, advisors, agents or Affiliates to: (a) encourage, initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer (an “Acquisition Proposal”) by a third party (other than Buyer or its representatives and agents and any other person Buyer designates) regarding (i) the sale of all or any material assets of the Company or any of its Subsidiaries (other than the sale of inventory in the ordinary course of business consistent with past practice) or (ii) any sale of capital stock of the Company or any of its Subsidiaries, merger, consolidation, public offering, recapitalization or other similar transaction involving the Company or any of its Subsidiaries (the actions referred to in clauses (i) and (ii), each a “Third Party Acquisition”), or (b) provide any non-public financial or other confidential or proprietary information regarding the Company or any of its Subsidiaries (including this Agreement and any other materials containing Buyer’s or its Affiliates’ proposal and any other financial information, projections or proposals regarding the Company or any of its Subsidiaries) to any person or entity (other than to Buyer or its representatives and agents and any other person Buyer designates), or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, a Third Party Acquisition. Each of the Company and Sellers agrees to immediately notify Buyer if it or any of its representatives receives after the date hereof any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail the terms of any such indication, request or proposal (including the identity of such third party), and will provide Buyer with copies of all written communications relating to any such indication, request or proposal.

5.6. Information regarding Customers. Promptly after the date hereof (and in no event later than 5 days after the date hereof), Sellers shall provide Buyer with (i) a true, complete and correct list of the customers of the Company and its Subsidiaries (including dollar volume of sales to such customers) for the fiscal year ended September 30, 2005 and (ii) such additional information regarding such customers as Buyer may reasonably request.

5.7. Financial Information. After the date hereof and prior to the Closing Date, Sellers shall deliver to Buyer:

(a) within 15 days after the end of each fiscal month of the Company, unaudited consolidated balance sheet and statements of income of the Company and its Subsidiaries as of and for such fiscal month (as well as unaudited consolidated statements of income of the Company and its Subsidiaries for the period from the beginning of the fiscal year to the end of such fiscal month), together with comparisons to the relevant period as of and for the fiscal year ended September 30, 2005. Such monthly financial statements shall be prepared in accordance with GAAP consistently applied throughout the periods covered thereby in accordance with past custom and practice of the Company and its Subsidiaries (subject to the absence of footnotes and normal year-end adjustments); and

(b) on a weekly basis, a summary report setting forth the sales for the previous week.

ARTICLE VI

Closing Conditions

6.1. Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of Sellers contained in this Agreement (i) that are qualified as to materiality shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period). For the avoidance of doubt, except as expressly set forth in this Agreement, the Schedules Supplement shall not be taken into account in determining the accuracy of the representations and warranties of Sellers contained in this Agreement. The Company and Sellers shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by any of them on or prior to the Closing. Buyer shall receive at the Closing a certificate from each Seller and the Company dated as of the Closing Date and executed by each Seller and the Company, as appropriate, certifying their respective fulfillment of the conditions set forth in this Section 6.1(a).

(b) No Material Adverse Effect. No fact, event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect.

(c) No Legal Prohibition. No Law, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or Government Entity which would prohibit consummation by such party of the transactions contemplated hereby.

(d) Financing. Buyer shall have obtained the cash proceeds of its financing transactions on the terms and conditions set forth in the commitment letter attached hereto as Exhibit E in an amount sufficient to consummate the transactions contemplated hereby, pay fees and expenses related hereto and adequately fund the ongoing working capital requirements of the Company and its Subsidiaries after the Closing Date.

(e) Escrow Agreements. Each Seller, the Company and the Escrow Agent shall have executed and delivered an indemnification escrow agreement (the “Indemnification Escrow Agreement”), substantially in the form attached hereto as Exhibit A, and an adjustment escrow agreement (the “Adjustment Escrow Agreement”), substantially in the form attached hereto as Exhibit B, and each such agreement shall be in full force and effect.

(f) 2005 Financial Statements. The Company shall have delivered to Buyer the audited consolidated balance sheet and statements of income and cash flows for the Company and its Subsidiaries as of and for the fiscal year ended as of September 30, 2005 (the "Audited Financial Statements"), and the form and substance of such financial statements shall be satisfactory to Buyer.

(g) Consents and Approvals. The Company, each of its Subsidiaries and each Seller shall have made all filings and shall have obtained all permits, authorizations, consents and approvals as set forth on Schedule 2.5 and Schedule 2.24 attached hereto to the extent such permits, authorizations, consents and approvals are material to the Company’s or any of its Subsidiaries’ businesses, and delivered copies of all such permits, authorizations, consents and approvals to Buyer.

(h) Certain Agreements. Each Shareholder shall have entered into an agreement in favor of the Company and its Subsidiaries in the form attached hereto as Exhibit D-1. The Buyer shall be reasonably satisfied that the non-competition and non-solicitation provisions in favor of the Company and its Subsidiaries with respect to each of James Murphey, Dennis Flynn, Jeffrey Gallentine and Ronald Travis shall remain in full force and effect on the same terms and conditions after the consummation of the transactions contemplated by this Agreement as contained in the agreements attached hereto as Exhibit D-2.

(i) UCC-3’s; Payoff Letters. Buyer shall have received fully executed payoff letters or UCC-3 termination statements and other terminations, pay-offs and/or releases, or, at Buyer’s option, assignments, necessary to terminate, release or assign, as the case may be, all Liens on the properties of the Company and its Subsidiaries (including the Liens set forth on Schedule 2.11 attached hereto), and evidence of the complete satisfaction in full of all outstanding Indebtedness of the Company and its Subsidiaries.

(j) Resignations. The Company and its Subsidiaries shall have received resignations of their respective directors and officers and delivered copies thereof to Buyer.

(k) Company Deliveries. The Company shall have delivered to Buyer at Closing:

(i) good standing certificates of the Company and each of its Subsidiaries from the states of their respective formation and each state where they are qualified to conduct business, dated within ten (10) days prior to the Closing Date;

(ii) a certified copy of the resolutions of the Board of Directors and the shareholders of the Company approving the transactions contemplated by this Agreement;

(iii) certified copies of the Company’s and each of its Subsidiaries’ organizational documentation; and

(iv) such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

(l) Seller Deliveries. Each Seller shall have delivered to Buyer at Closing a certificate, in form and substance as required by Section 1445 of the Code and the Treasury Regulations thereunder and signed under penalties of perjury, that states that the Shareholder is a “United States person” as such term is defined in the Code.

(m) Termination of Affiliate Transactions. Buyer shall have received evidence satisfactory to Buyer that all Affiliate Transactions (other than those set forth on Schedule 6.1(m) attached hereto) have been terminated without any Liability of Buyer, the Company or any of its Subsidiaries on account of such termination.

(n) Amendment of Certain Leases. Each of the Leases for the Leased Property set forth on Schedule 6.1(n) attached hereto have been amended in a manner satisfactory to Buyer such that Buyer shall have the right to terminate such Lease on the earlier of (x) December 31, 2006 and (y) at any time after the date that the Sellers are able to sell or otherwise dispose of such Leased Property, in each case without any Liability of Buyer, the Company or any of its Subsidiaries on account of such termination; provided, that in connection with a sale or other disposition of such Leased Property, Sellers shall have the right to terminate such Lease by providing written notice to Buyer and the Company at least ninety (90) days prior to the date of termination; provided, however, that notwithstanding the foregoing, in the event of such sale or other disposition, Buyer shall have the right (but not the obligation) to use or occupy such Leased Property until May 31, 2006.

(o) Legal Opinion. Buyer shall have received from Ice Miller, Legal and Business Advisors, counsel to the Company and Sellers, an opinion, addressed to Buyer, dated the Closing Date and in form and substance reasonably satisfactory to Buyer.

(p) Transaction Bonuses. Buyer shall have received evidence satisfactory to Buyer that all bonuses and other amounts payable to any officer, employee or other Person by the Company or its Subsidiaries upon the consummation of the transactions contemplated hereby (including those agreements set forth in Schedule 2.13) have been satisfied in full.

6.2. Conditions Precedent to Obligations of Sellers. The obligations of Sellers under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing by Sellers:

(a) Accuracy of Representations and Warranties; Performance of Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing. Buyer shall have performed and complied with, in all respects, all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing. Sellers shall receive at the Closing a certificate dated as of the Closing Date and validly executed on behalf of Buyer, certifying the fulfillment of the conditions set forth in this Section 6.2(a).

(b) No Legal Prohibition. No Law, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or Government Entity which would prohibit consummation by such party of the transactions contemplated hereby.

(c) Escrow Agreements. Buyer and the Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement, substantially in the form attached hereto as Exhibit A, and the Adjustment Escrow Agreement, substantially in the form attached hereto as Exhibit B, and each such agreement shall be in full force and effect.

(d) Buyer Deliveries. Buyer shall have delivered to Sellers at Closing:

(i) Schedule 8.1 setting forth the fair market values to determine the Purchase Price Allocation in accordance with Section 8.1(g)(ii);

(ii) good standing certificate of Buyer from the state of its formation, dated within ten (10) days prior to the Closing Date;

(iii) a certified copy of the resolutions of the Board of Directors and the shareholders (if required) of Buyer approving the transactions contemplated by this Agreement; and

(iv) such other documents relating to the transactions contemplated by this Agreement as Sellers may reasonably request.

ARTICLE VII

Indemnification

7.1. Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing for a period starting on the Closing Date and ending on April 30, 2007, except that the representations and warranties set forth in (i) Section 2.12 and Section 2.19 shall survive until 90 days after the end of the applicable statute of limitations and (ii) Section 2.1, 2.2, 2.3, 2.5(a), 2.16, 2.22, 3.1, 3.2(a), 3.3, 3.4, 3.5, 4.1, 4.2(a) and 4.3 shall survive indefinitely; provided, that any representation or warranty in respect of which indemnity may be sought under this ARTICLE VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement or in any writing delivered by any party hereto to another party in connection herewith shall survive for the periods set forth in this Section 7.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the Knowledge of any party’s officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder. The agreements and covenants set forth in this Agreement shall survive indefinitely, unless specifically stated otherwise.

7.2. General Indemnification.

(a) Indemnification Obligations of Sellers. After the Closing, each Seller shall jointly and severally (except for any indemnification obligations arising from breaches of any representation or warranty of any Seller contained in ARTICLE III, which obligation shall be a several, and not joint, obligation of such Seller) indemnify Buyer, the Company and their respective Affiliates, officers, directors, employees, successors and permitted assigns (other than Sellers) (collectively, “Buyer Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse Buyer Indemnified Parties as and when incurred for any loss, liability, action, cause of action, cost, damage, Tax or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in (i) the investigation, defense or settlement of any of the foregoing and (ii) the enforcement by any Buyer Indemnified Parties of their respective rights to indemnification hereunder) (collectively, “Losses”, and each a “Loss”), which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any facts or circumstances which constitute a breach of any representation or warranty of the Company or Sellers under this Agreement (after giving effect, for the purposes of this clause only, to the Schedules Supplement), or in any of the certificates or other instruments or documents furnished by the Company or Sellers pursuant to this Agreement; provided, that for purposes of this ARTICLE VII, the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect;

(ii) any nonfulfillment or breach of any covenant, agreement or other provision by Sellers under this Agreement (including Section 8.1);

(iii) to the extent the following items are not included in the calculation of Net Working Capital or have not been taken into account in the calculation of the Purchase Price pursuant to Section 1.2(c)(ii): (x) any Indebtedness of the Company or any of its Subsidiaries as of the Closing Date and (y) any Liability of the Company or any of its Subsidiaries for Seller Expenses; or

(iv) any Excluded Liability.

If and to the extent any provision of this Section 7.2 is unenforceable for any reason, each Seller hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 7.2 which is permissible under applicable Laws. Notwithstanding anything contained herein, in no event shall the Company or any of its Subsidiaries be required to provide indemnification or contribution for any obligation of Sellers under this Section 7.2; provided, that this sentence shall not apply as to any proceeds a director or officer would be entitled to pursuant to and under the Company’s director and officers insurance.

(b) Indemnification Obligations of Buyer. After the Closing, Buyer shall indemnify each Seller and its Affiliates (other than the Company and its Subsidiaries) (collectively, “Seller Indemnified Parties”) and hold them harmless against any Losses which Seller Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any facts or circumstances which constitute a breach of any representation or warranty of Buyer under this Agreement or in any of the certificates or other instruments or documents furnished by Buyer pursuant to this Agreement; provided, that for purposes of this ARTICLE VII, the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect; or

(ii) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement.

If and to the extent any provision of this Section 7.2 is unenforceable for any reason, Buyer hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 7.2 which is permissible under applicable Laws.

(c) Limitations on Indemnification. Notwithstanding the foregoing, none of Sellers or Buyer, as the case may be, shall be required to indemnify Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, in respect of any Losses suffered by Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, solely as a result of any facts or circumstances which constitute a breach of any representation or warranty listed in ARTICLE II, ARTICLE III or ARTICLE IV (other than the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.5(a), 2.12, 2.16, 2.22, 3.1, 3.2(a), 3.3, 3.4, 3.5, 4.1, 4.2(a) and 4.3 (collectively, the “Excluded Representations”) if the aggregate amount of all such Losses suffered by Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, exceeds $12,600,000 (the “Cap”). For the avoidance of doubt, any indemnification in respect of any Losses suffered as a result of any facts or circumstances which constitute a breach of any Excluded Representation shall be without regard to the Cap.

(d) Manner of Payment. Any indemnification of Buyer Indemnified Parties pursuant to Section 7.2(a)(i) (other than indemnification obligations arising from a breach of any Excluded Representations) or Section 7.2(a)(iv) shall be effected (i) first by offsetting such amount against any amounts held from time to time by the Indemnification Escrow Agent in the escrow account established pursuant to the Indemnification Escrow Agreement, (ii) second by offsetting such amount against any indemnification obligation owing to Seller Indemnified Parties pursuant to this ARTICLE VII and (iii) third by offsetting such amount against any other obligation owing to Seller Indemnified Parties (whether pursuant to this Agreement or otherwise). Any indemnification of Buyer Indemnified Parties pursuant to Section 7.2(a)(i) arising from a breach of any Excluded Representation or pursuant to Section 7.2(a)(ii), Section 7.2(a)(iii) or Section 8.1 shall be effected (i) first by offsetting such amount against any amounts held from time to time by the Indemnification Escrow Agent in the escrow account established pursuant to the Indemnification Escrow Agreement, (ii) second by offsetting such amount against any indemnification obligation owing to Seller Indemnified Parties pursuant to this ARTICLE VII, (iii) third by offsetting such amount against any other obligation owing to Seller Indemnified Parties (whether pursuant to this Agreement or otherwise) and (iv) fourth by wire transfer of immediately available funds from Sellers to an account designated in writing by Buyer Indemnified Party within five (5) days after the determination thereof. Any indemnification owing to Seller Indemnified Parties pursuant to this Section 7.2 or Section 8.1 shall be effected by wire transfer of immediately available funds from Buyer to an account designated in writing by Seller Indemnified Party within five (5) days after the determination thereof. Any indemnification payments shall be made together with interest accruing thereon from the date written notice of the indemnification claim is made to the date of payment at the Applicable Rate.

(e) Third Party Claims. Any Person making a claim for indemnification under this Section 7.2 or Section 8.1 (an “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor shall be actually and materially prejudiced by such failure to so notify. The Indemnitor shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnitee’s claim for indemnification at the Indemnitor’s expense; provided that:

(i) the Indemnitor shall be entitled to assume control of such defense (including full responsibility for posting any bond, security, guarantee or similar assurance in connection with the defense or prosecution of such Proceeding) by appointing reputable counsel acceptable to Indemnitee (and the Indemnitor shall pay the fees and expenses of such counsel) if (A) an actual conflict of interest exists between the Indemnitor and the Indemnitee; or (B) the Indemnitee failed to prosecute or defend such claim; provided, that prior to the Indemnitor assuming control of such defense, Indemnitor shall (x) first demonstrate to the Indemnitee in writing (1) the Indemnitor’s financial ability to provide full indemnification to the Indemnitee with respect to such Proceeding and (2) that, assuming the Indemnitor were to become obligated to indemnify the Indemnitee hereunder in respect of the estimated amount of the Loss relating to such Proceeding (determined in good faith based upon all of the information pertaining to the Proceeding available at such time), the Indemnitor (after giving effect to the any applicable limitations on indemnification in Section 7.2(c)) would be responsible for more of the Loss than the Indemnitee in the event such Proceeding were determined in an adverse manner to the Indemnitor and the Indemnitee and (y) unconditionally agree in writing to be fully responsible for all Losses indemnifiable pursuant to this ARTICLE VIII relating to such Proceeding without any reservation of rights or defenses; and

(ii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, without prejudice.

(f) Waiver. Each Seller hereby agrees that such Seller shall not make any claim for indemnification hereunder against the Company or any of its Subsidiaries by reason of the fact that such Seller or one or more of its officers was a shareholder, director, officer, employee or agent of the Company or any of its Subsidiaries or was serving at the request of the Company or any of its Subsidiaries as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Proceeding brought by any of Buyer Indemnified Parties against such Seller or any claim against such Seller in connection with this Agreement, and each Seller hereby acknowledges and agrees that such Seller shall have no claims or right to contribution or indemnity from the Company or any of its Subsidiaries with respect to any amounts paid by such Seller pursuant to this Section 7.2; provided, that this waiver shall not apply as to any proceeds such director or officer would be entitled to pursuant to and under the Company’s director and officer insurance.

(g) Final Purchase Price Adjustment. All indemnification payments under this ARTICLE VII and under ARTICLE VIII shall be deemed adjustments to the Final Purchase Price.

(h) Sole Remedy. Indemnification pursuant to this ARTICLE VII and Section 8.1 shall be the sole remedies for breach of any representation, warranty or covenant under this Agreement, other than any claim of fraud, willful misconduct or intentional misrepresentation.

ARTICLE VIII

Post-Closing Covenants and Agreements

Each of the parties hereto agrees as follows with respect to the period after the Closing Date:

8.1. Tax Matters.

(a) After the Closing, each Seller shall jointly and severally indemnify Buyer Indemnified Parties and save and hold each of them harmless against and pay on behalf of or reimburse Buyer Indemnified Parties as and when incurred for (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an Affiliated Group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law, (iii) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing Date; (iv) any Tax imposed on the Company under Section 1374 of the Code (or any similar provision of state, local or foreign Law) (the “Section 1374 Tax”) in excess of the Section 1374 Tax payable with respect to the amount of “built in gain” set forth on Schedule 2.12 attached hereto; and (v) the present value of any Tax benefits foregone as a result of Buyer’s inability to make a valid Section 338(h)(10) Election due to a breach of any representation, warranty or covenant of any Seller or the Company (such present value to be determined using (A) the Company’s cost of funds as a discount rate and (B) the highest blended federal and state tax rate applicable to corporations and by assuming that the Company would be able to use all depreciation and amortization deductions otherwise available to it as a result of the Section 338(h)(10) Election); provided, that the obligation of Sellers to indemnify the Buyer Indemnified Parties under Section 8.1(a)(v) above shall not exceed the amounts then held in the escrow account established pursuant to the Indemnification Escrow Agreement (it being understood that each Shareholder, in addition to its obligations to indemnify the Buyer Indemnified Parties pursuant to this Section 8.1(a), shall be required to repay to Buyer the Additional Purchase Price paid to such Shareholder pursuant to Section 8.1(h)(iii) in the event Buyer is unable make a valid Section 338(h)(10) Election and such amount will be repaid to Buyer within five (5) days after receipt from any Governmental Entity of a refund of any amounts that represented a portion or all of the Gross Up; provided, that each Shareholder shall use best efforts to obtain such refund from any Governmental Entity, including filing a protective claim for a refund with such Governmental Entity); provided, further, that no Seller shall be required to indemnify the Buyer Indemnified Parties under Section 8.1(a)(v) above at any time after a final determination that is no longer subject to appeal or review has been entered by a Governmental Entity of competent jurisdiction in favor of the Company that the Section 338(h)(10) Election was validly made. Notwithstanding anything to the contrary herein, Sellers shall not be obligated to indemnify the Buyer Indemnified Parties against the amount of any Tax to the extent that such Tax was taken into account in determining the adjustments to the Purchase Price under Section 1.3.

(b) Tax Periods Ending on or Before the Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date, consistent with the past custom and practice of the Company and its Subsidiaries in filing Tax Returns. Buyer shall permit Sellers reasonable access during normal business hours to all relevant records of the Company and its Subsidiaries necessary to prepare such Tax Returns. Sellers shall permit Buyer and the Company to review and comment on each such Tax Return prior to filing. Sellers shall pay the amount of income Taxes with respect to such periods when due and shall pay to Buyer or the Company the amount of any income Taxes of the Company and all other Taxes (other than (i) payroll Tax liabilities, sales Tax liabilities, excise Tax liabilities and real or personal property Tax liabilities to the extent such amounts were taken into account in the calculation of Net Working Capital as of the close of business on the Closing Date in accordance with Section 1.3 and Exhibit C hereto and (ii) the accrued liability for the Section 1374 Tax payable with respect to the amount of “built in gain” set forth on Schedule 2.12) of the Company and its Subsidiaries with respect to periods ending on or before the Closing Date no later than five (5) days before payment by Buyer or the Company of such Taxes.

(c) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for taxable periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer no later than five (5) days before the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date (other than (i) payroll Tax liabilities, sales Tax liabilities, excise Tax liabilities and real or personal property Tax liabilities to the extent such amounts were taken into account in the calculation of Net Working Capital as of the close of business on the Closing Date in accordance with Section 1.3 and Exhibit C hereto and (ii) the accrued liability for the Section 1374 Tax payable with respect to the amount of “built in gain” set forth on Schedule 2.12). For purposes of this Section 8.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

(d) Tax Sharing Agreements. Any tax sharing agreement between Sellers and the Company or any of its Subsidiaries shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

(e) Cooperation on Tax Matters.

(i) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 8.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, Sellers or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(ii) Buyer and each Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and each Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

(f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and each Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g) Section 338(h)(10) Election.

(i) If directed by Buyer, the Company and each Seller (as and if applicable) shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the Company’s stock hereunder (collectively, the “Section 338(h)(10) Election”). Each Seller (as and if applicable) shall include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law.

(ii) Buyer, the Company and each Seller (as and if applicable) agree to allocate the Purchase Price and the liabilities of Company (and all other relevant items) to the assets of Company in a manner consistent with the fair market values set forth on Schedule 8.1 (which shall be prepared by Buyer and agreed to by Shareholders prior to the Closing) and in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). The Purchase Price Allocation shall be binding for all purposes on all parties hereto, and each of Buyer, Company and Sellers agree to cooperate to prepare and file IRS Form 8883 and all Tax Returns on a basis consistent with the Purchase Price Allocation.

(iii) Each Seller (as and if applicable) shall deliver the Buyer at Closing properly completed and executed Internal Revenue Service Form 8023 and any other documents related to the Section 338(h)(10) Election as Buyer may reasonably request.

(h) Shareholder Gross Up.

(i) In connection with the Section 338(h)(10) Election, promptly after the final determination of Net Working Capital as of the Closing Date pursuant to Section 1.3 hereof, but in any event within thirty (30) days of such determination, each Shareholder shall deliver to Buyer in writing its good faith estimate of the amount that would be necessary to cause the after-Tax net proceeds of such Shareholder from the sale of the Shares with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that such Shareholder would have received from the sale of the Shares had the Section 338(h)(10) Election not been made (taking into account all appropriate federal and state Tax implications, including the deductibility of state Taxes for federal income Tax purposes, the alternative minimum tax and the Taxes on payments pursuant to this Section 8.1(h)(i)), together with detailed supporting calculations and such other materials with respect thereto as Buyer requests (the “Shareholder Gross Up”). The Shareholder Gross Up shall be prepared in a manner consistent with the Purchase Price Allocation as determined pursuant to Section 8.1(g)(ii). Buyer shall have an opportunity to review the Shareholder Gross Up during the thirty (30) days immediately following Buyer’s receipt of the Shareholder Gross Up. If Buyer does not object to the Shareholder Gross Up within thirty (30) days after receipt thereof (or, if Buyer does object, then upon the conclusion of the final determination with respect to the Shareholder Gross Up pursuant to clause (ii) below), the Shareholder Gross Up (as finally determined pursuant to this Section 8.1(h)(i))) shall become final and binding on the parties and shall be referred to herein as the “Gross Up”.

(ii) If Buyer disagrees with the Shareholder Gross Up of any Shareholder, it shall deliver to such Shareholder a notice in writing that describes in reasonable detail the nature and amount of any disagreement so asserted (the “Gross Up Dispute Notice”). During the thirty (30) days following such Shareholder’s receipt of the Gross Up Dispute Notice, Buyer and such Shareholder shall negotiate in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Gross Up Dispute Notice. If at the end of the thirty (30) day period the matters specified in the Gross Up Dispute Notice have not been resolved by the parties, the parties shall submit to the Independent Auditor for review and resolution any matters that remain in dispute. The Independent Auditor shall make a final determination of the Gross Up promptly, but in any event within thirty (30) days from the date on which the dispute is submitted to the Independent Auditor. All additional procedural matters concerning the Independent Auditor (including selection and payment of fees) shall, to the extent applicable, be determined in accordance with the procedures with respect to the Independent Auditor set forth in Section 1.3.

(iii) Subject to Section 8.1(a), Buyer hereby agrees that it will pay to each Shareholder, within five (5) days of the determination of the Gross Up for all Shareholders, as additional purchase price (the “Additional Purchase Price”) an amount equal to the lesser of (A) the Gross Up of such Shareholder and (B) the amount equal to the product of (x) the quotient obtained by dividing (I) the Gross Up for such Shareholder by (II) the aggregate Gross Up for all Shareholders multiplied by (y) $1,850,000. Buyer and Sellers agree to treat the Additional Purchase Price as additional purchase price for tax purposes.

(i) Without the written consent of Buyer, neither the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any its Subsidiaries existing on the Closing Date. Neither the Company nor any of its Subsidiaries shall revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and Sellers shall not take or allow any action other than the sale of the Company’s stock pursuant to this Agreement that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(j) Without the written consent of the Sellers, neither the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of the Company or any of its Subsidiaries for any period ending on or prior to the Closing Date.

8.2. Further Assurances; Transition Assistance.

(a) Following the Closing, Sellers shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including the transfer to Buyer of the Shares and the conduct by the Company and its Subsidiaries of their business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Sellers shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Shares and its ability to conduct the business of the Company and its Subsidiaries. Following the Closing, Sellers and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to the Company and its Subsidiaries.

(b) Following the Closing, Sellers shall not in any manner take or cause to be taken any action which is designed or intended to discourage, or would be reasonably anticipated to have the effect of discouraging, brokers, distributors, customers, suppliers, referral sources, Government Entities, insurance companies, lessors, consultants, salespersons, advisors and other business associates from maintaining the same business relationships with the Company and its Subsidiaries after the date of this Agreement as were maintained with the Company and its Subsidiaries prior to the date of this Agreement. Each Seller agrees that such Seller shall refer all customer inquiries with respect to the business of the Company and its Subsidiaries to the Company.

8.3. Confidentiality. Following the Closing, Sellers shall maintain as confidential and shall not use or disclose (except as required by Law or as authorized in writing by Buyer) any information or materials relating to the businesses, operations and affairs of the Company and its Subsidiaries that is not already generally available to the public. In the event Sellers are required by Law to disclose any such confidential information, they shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to obtain a protection order and otherwise preserve the confidentiality of such information consistent with applicable Law.

8.4. Release. As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each Seller agrees not to sue and fully releases and discharges the Company, its Subsidiaries and their respective directors, officers, assigns and successors, past and present (collectively, the “Releasees”), with respect to and from any and all claims, demands, rights, Liens, contracts (including employment contracts), covenants, proceedings, causes of action, obligations, debts, and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Seller now owns or holds or has at any time owned or held against Releasees; provided, however, that nothing in this Section 8.4 will be deemed to constitute a release by such Seller of any right to enforce its rights under this Agreement, the Adjustment Escrow Agreement or the Indemnification Escrow Agreement. It is the intention of each Seller that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention each Seller hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon him or her by the provisions of applicable Law and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this.

ARTICLE IX

Termination

9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Sellers;

(b) by Buyer or Sellers in writing, without liability of such party on account of such termination (provided that the terminating party is not otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before January 31, 2005; provided, that Sellers shall have the right to terminate this Agreement at any time after the later of (i) December 31, 2005 and (ii) thirty (30) days after receipt by Buyer of the Audited Financial Statements (provided, that all conditions set forth in Section 6.1 (other than Section 6.1(d)) shall have been satisfied at the time of such termination by Sellers);

(c) by Buyer, if the Company and/or Sellers shall materially breach any of their representations, warranties or covenants contained herein and such breach remains uncured for a period of 30 days following written notice thereof by Buyer to Sellers, without liability of Buyer on account of such termination (provided Buyer is not otherwise in material default or in material breach of this Agreement); and

(d) by Sellers, if Buyer shall materially breach any of its representations, warranties or covenants contained herein and such breach remains uncured for a period of 30 days following written notice thereof by Sellers to Buyer, without liability of either the Company or Sellers on account of such termination (provided neither the Company nor Sellers are otherwise in material default or in material breach of this Agreement).

9.2. Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 9.1, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in Section 8.3, this Section 9.2 and ARTICLE XI shall survive such termination indefinitely, and except that nothing in Section 9.1 or this Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE X

Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Additional Purchase Price” has the meaning set forth in Section 8.1(g)(iii).

“Adjustment Escrow Agreement” has the meaning set forth in Section 6.1(e).

“Adjustment Escrow Amount” means $1,500,000 plus any interest accrued thereon.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. With respect to an individual, “Affiliate” shall also include any member of such individual’s Family Group.

“Affiliated Group” means any affiliated group as defined in Code §1504 that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under state, local or foreign law) for a period during which the Company or any of its Subsidiaries was a member.

“Affiliate Transactions” has the meaning set forth in Section 3.4.

“Agreement” has the meaning set forth in the preamble.

“Applicable Rate” has the meaning set forth in Section 1.3(a).

“Audited Financial Statements” has the meaning set forth in Section 6.1(f).

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2005 delivered to Buyer on or prior to the date hereof as part of the Financial Statements pursuant to this Agreement; provided, that upon delivery to Buyer of the audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2005, the term “Balance Sheet” shall mean such audited consolidated balance sheet.

“Base Purchase Price” has the meaning set forth in the recitals.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Cap” has the meaning set forth in Section 7.2(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CID” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“COBRA” has the meaning set forth in Section 2.19.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Affiliate Transactions” has the meaning set forth in Section 2.22.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries (together with all income, royalties, damages and payments due or payable at the Closing or thereafter (including damages and payments for past or future infringements or misappropriations thereof)), the right to sue and recover for past infringements or misappropriations thereof, and any and all corresponding rights that, now or hereafter, may be secured throughout the world.

“Computer Systems” has the meaning set forth in Section 2.14(e).

“Draft Closing Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date, prepared in accordance with GAAP and in a manner consistent with the preparation of the Balance Sheet.

“Employee Benefit Plans” has the meaning set forth in Section 2.19.

“Environmental and Safety Requirements” shall mean whenever enacted or in effect all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health, safety, pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.19.

“Escrow Agent” means an escrow agent mutually acceptable to Sellers and Buyer.

“Estimate Closing Statement” has the meaning set forth in Section 1.2(b).

“Estimated Working Capital” has the meaning set forth in Section 1.2(b).

“Excluded Liabilities” means the Liabilities of the Company or its Subsidiaries set forth on Schedule 10.1 attached hereto.

“Family Group” means, with respect to any natural person, such person’s spouse, siblings, children (whether natural or adopted) and any trust or other entity (including a corporation, partnership or limited liability company) formed solely for the benefit of such person and/or such person’s spouse, siblings and/or children (whether natural or adopted).

“Final Purchase Price” has the meaning set forth in Section 1.3(b).

“Financial Statements” has the meaning set forth in Section 2.6.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company or any of its Subsidiaries.

“Gross Up” has the meaning set forth in Section 8.1(h)(i).

“Gross Up Dispute Notice” has the meaning set forth in Section 8.1(h)(ii).

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any indebtedness secured by a Lien on a Person’s assets, (vi) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss and (vii) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice).

“Indemnification Escrow Agreement” has the meaning set forth in Section 6.1(e).

“Indemnification Escrow Amount” means an amount equal to $12,600,000 plus any interest accrued thereon.

“Indemnitee” has the meaning set forth in Section 7.2(e).

“Indemnitor” has the meaning set forth in Section 7.2(e).

“Independent Auditor” has the meaning set forth in Section 1.3(b).

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, designs, Internet domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all goodwill associated with any of the foregoing, and all applications, registrations and renewals in connection therewith, (iii) copyrights and works of authorship and all applications, registrations and renewals in connection therewith, (iv) computer software (including source code, executable code, data, data bases, firmware and related documentation), (v) trade secrets and other confidential information (including, ideas, formulas, recipes, compositions, know-how, manufacturing and production processes and techniques, research and development, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, customer and supplier lists and price and cost information) and all advertising and promotional materials, (vi) all other intellectual property and proprietary rights, and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution (or binding commitment to make a capital contribution) by such Person to any other Person.

“Known” or “Knowledge” means, with respect to any Person, actual knowledge of such Person after due inquiry and investigation. As it relates to the Company and its Subsidiaries, the term “Known” or “Knowledge” means the actual knowledge after due inquiry and investigation of Robert L. Price, Gregory W. Doyle, Daniel E. Richardson, John Aplin, Charles Shellhorn, James Murphey, Dennis Flynn, Jeff Gallentine and Ron Travis.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Leased Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Leases” has the meaning set forth in Section 2.24(a).

“Liability” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any restriction on transfer.

“Loss” or “Losses” have the meaning set forth in Section 7.2(a).

“Material Adverse Effect” means a material and adverse effect upon (i) the business, operations, assets, liabilities, condition (financial or otherwise), cash flows, properties or operating results of the Company and its Subsidiaries taken as a whole (including as a result of industry and general economic changes) or (ii) the ability of the Company or Sellers to consummate the transactions contemplated hereby or perform their respective obligations hereunder.

“Material Contracts” has the meaning set forth in Section 2.13(b)

“Net Working Capital” means, as of a particular date, the sum of (i) all accounts receivable, inventory, prepaid expenses and other current assets (other than Tax related assets) of the Company and its Subsidiaries as of such date, minus (ii) all checks-in-transit, accounts payable, accrued expenses and other current liabilities (excluding (x) all Tax related liabilities (other than payroll Tax liabilities, sales Tax liabilities, excise Tax liabilities, real or personal property Tax liabilities and accrued liability for the Section 1374 Tax payable with respect to the amount of “built in gain” set forth on Schedule 2.12 attached hereto in excess of $1,556,000), (y) the current portion of any Indebtedness and (z) Seller Expenses, to the extent such Seller Expenses have previously reduced the Purchase Price pursuant to Section 1.2(c)(ii)) of the Company and its Subsidiaries as of such date, in each case as determined in accordance with GAAP; provided, that any calculation of Net Working Capital shall be made in accordance with the methodologies and principles set forth on Exhibit C attached hereto and, with respect to the general ledger line items, the methodologies applied by the Company as of September 30, 2004.

“Notice of Disagreement” has the meaning set forth in Section 1.3(b).

“Owned Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Permitted Liens” means (i) Liens for Taxes or assessments and similar charges, which either are (a) not delinquent or (b) being contested in good faith and by appropriate proceedings, and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company’s or its Subsidiaries’ books, and, (ii) with respect to real property only, (a) Taxes which are a lien and not yet due and payable, (b) zoning, building and other land use regulations imposed by Government Entities having jurisdiction over real property which are not violated by the current use and operation of such real property and (c) covenants, conditions, restrictions, easements and other similar matters of record affecting title to real property which do not materially impair the occupancy or use of such real property by the Company or its Subsidiaries for the purposes for which it is currently used in connection with the Company’s or such Subsidiary’s business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proceeding” has the meaning set forth in Section 7.2(e).

“Purchase Price” has the meaning set forth in the recitals.

“Purchase Price Allocation” has the meaning set forth in Section 8.1(g)(i).

“Releasees” has the meaning set forth in Section 8.4.

“Schedules Supplement” has the meaning set forth in Section 5.4.

“Seller Expenses” has the meaning set forth in Section 11.1.

“Section 1374 Tax” has the meaning set forth in Section 8.1(a).

“Section 338(h)(10) Election” has the meaning set forth in Section 8.1(g)(i).

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Sellers” has the meaning set forth in the preamble.

“Shareholder Gross Up” has the meaning set forth in Section 8.1(h)(i).

“Shareholders” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Slow-Moving Inventory” means, with respect to each type (based on part or SKU numbers) of inventory shown on the Balance Sheet, such type of inventory (x) was first received by the Company or any of its Subsidiaries at least 36 months prior to the date of the Balance Sheet and (y) has not been sold by the Company or any of its Subsidiaries in the ordinary course of business for fair value in the immediately preceding 36-month period prior to the date of the Balance Sheet.

“Statement” has the meaning set forth in Section 1.3(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Net Working Capital” shall mean $24,653,368.

“Tax” or “Taxes” means (i) federal, state, province, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

“Tax Return” means any return, declaration, report, estimate, information report, return statement or filing with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Warrant” has the meaning set forth in the recitals.

“$” means United States dollars.

ARTICLE XI

Miscellaneous

11.1. Fees and Expenses. Buyer shall pay all costs and expenses incurred by Buyer in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby; provided, that immediately after Closing, the Company shall pay or reimburse Buyer for all such costs and expenses incurred by Buyer. Pursuant to Section 1.2(c)(ii), Sellers shall pay at Closing all costs and expenses (including any brokerage fees incurred by Sellers or the Company and all severance, bonus or other payments) incurred by Sellers, the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby (collectively, “Seller Expenses”); provided, that, for purposes of clarity, any severance payable by the Company arising out of the termination by Buyer or the Company of any employee of the Company or any of its Subsidiaries after the Closing Date shall not be included in the calculation of “Seller Expenses.”

11.2. Press Release and Announcements. None of the parties hereto nor any of their respective representatives shall issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule; provided, that the party required to make such press release or public announcement shall, to the extent possible, confer with the other parties concerning the timing and content of such press release or public announcement before the same is made.

11.3. Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Laws. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full.

11.4. Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and Sellers. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

11.5. Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Sellers, or assigned or delegated by the Company prior to the Closing, without the prior written consent of Buyer, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of Sellers; provided, that Buyer and the Company (following the Closing) may assign this Agreement and its rights and obligations hereunder without such prior written consent to any of its Affiliates, any Person which provides financing to the Company, Buyer or any of their respective Affiliates, and any subsequent purchaser of Buyer, the Company or any of their respective Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise).

11.6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.7. Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

11.8. Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

11.9. Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including, without limitation, the letter of intent dated September 20, 2005, between the Company and Buyer.

11.10. Confidentiality Agreement. As of the Closing Date, the Confidentiality Agreement dated as of August 23, 2005 by and between Bain Capital NY, LLC and the Company shall be terminated in all respects and shall be of no further force or effect.

11.11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder; provided, that any Indemnitee shall be a third party beneficiary of this Agreement.

11.12. Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.13. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11.14. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

11.15. Jurisdiction. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 11.16.

11.16. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, three business days after being sent to recipient by US First Class mail (postage prepaid), or one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Buyer, Sellers and the Company at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Company (prior to the Closing):

Reliable Investments, Inc.

10600 Mastin Road

Overland Park, KS 66212

Facsimile No.: (913) 894-7881

with a copy to (which shall not constitute notice to the Company):

Ice Miller, Legal and Business Advisors

Box 82001

One American Square

Indianapolis, IN 46282-0200

Attn: Michael E. Millikan

Facsimile No.: (317) 592-4830

Company (after the Closing):

Reliable Investments, Inc.

c/o Keystone Automotive Operations, Inc.

44 Tunkhannock Avenue

Exeter, PA 18643

Attn: Robert S. Vor Broker

Facsimile No.: (570) 655-8203

with a copy to (which shall not constitute notice to the Company):

Bain Capital NY, LLC

745 Fifth Avenue

New York, NY 10151

Attn: Stephen M. Zide and David Gross-Loh

Facsimile No.: (212) 421-2225

Kirkland & Ellis LLP

153 East 53rd Street

New York, NY 10022

Attn: Eunu Chun

Facsimile No.: (212) 446-6460

Sellers:

Robert L. Price

6707 W. 132nd Street

Overland Park, KS 66209

Gregory W. Doyle

13217 Connell

Overland Park, KS 66213

Daniel E. Richardson

9601 W. 144th Street

Overland Park, KS 66221

CID Mezzanine Capital, L.P.

One American Square

Suite 2850

Indianapolis, Indiana 46282

Attention: John C. Aplin

Facsimile: (317) 269-2355

with a copy to (which shall not constitute notice to Sellers):

Ice Miller, Legal and Business Advisors

Box 82001

One American Square

Indianapolis, IN 46282-0200

Attn: Michael E. Millikan

Facsimile No.: (317) 592-4830

Buyer:

Keystone Automotive Operations, Inc.

44 Tunkhannock Avenue

Exeter, PA 18643

Attn: Robert S. Vor Broker

Facsimile No.: (570) 655-8203

with a copy to (which shall not constitute notice to Buyer):

Bain Capital NY, LLC

745 Fifth Avenue

New York, NY 10151

Attn: Stephen M. Zide and David Gross-Loh

Facsimile No.: (212) 421-2225

and:

Kirkland & Ellis LLP

153 East 53rd Street

New York, NY 10022

Attn: Eunu Chun

Facsimile No.: (212) 446-6460

11.17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

BUYER:

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

By:	/s/ Bryant P. Bynum
Name: Bryant P. Bynum
Title: Executive Vice President and CFO

COMPANY:

RELIABLE INVESTMENTS, INC.

By:	/s/ Robert Price
Name: Robert Price
Title: Chief Executive Officer

SELLERS:

/s/ Robert L. Price
Robert L. Price

/s/ Gregory W. Doyle
Gregory W. Doyle

/s/ Daniel E. Richardson
Daniel E. Richardson

CID MEZZANINE CAPITAL, L.P.

By:	CID Mezzanine Capital Partners, L.P., its General Partner

By:	/s/ John C. Aplin
	Name:	John C. Aplin
	Title:	General Partner

Exhibit 2.2(A)

EXECUTION COPY

AMENDMENT TO THE

STOCK PURCHASE AGREEMENT

This Amendment to the Stock Purchase Agreement (the “Amendment”) is made as of December 13, 2005, by and among Keystone Automotive Operations, Inc., a Pennsylvania corporation (“Buyer”), Reliable Investments, Inc., an Illinois corporation (the “Company”), and each of Robert L. Price, Gregory W. Doyle and Daniel E. Richardson (each individually, a “Shareholder”, and collectively, “Shareholders”), and CID Mezzanine Partners, L.P., a Delaware limited partnership (“CID”, and together with Shareholders, “Sellers”), and amends the Stock Purchase Agreement, dated as of November 11, 2005, by and among the parties hereto (the “Stock Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Stock Purchase Agreement.

WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

1.	Amendment to the Stock Purchase Agreement. Pursuant to Section 11.4 of the Stock Purchase Agreement, Buyer and Sellers hereby agree to amend the Stock Purchase Agreement as follows:

(a)	Exhibit A to the Stock Purchase Agreement is deleted in its entirety and replaced by Exhibit A attached hereto.

(b)	Exhibit E to the Stock Purchase Agreement is deleted in its entirety and replaced by Exhibit E attached hereto.

(c)	The list of Exhibits and Schedules in the Stock Purchase Agreement is amended by changing the title of Exhibit A to the Stock Purchase Agreement from “Form of Indemnification Escrow Agreement” to “Form of Seller Note.”

(d)	The second recital of the Stock Purchase Agreement is deleted in its entirety and replaced by the following:

“WHEREAS, the parties to this Agreement desire that Buyer, or its assigns, shall purchase from Sellers 1,000 shares of the Common Stock (the “Shares”), which are all of the issued and outstanding shares of capital stock of the Company, and the Warrant in consideration for an aggregate amount of $63,000,000 (the “Base Purchase Price”).”

(e)	Section 1.1 of the Stock Purchase Agreement is deleted in its entirety and replaced by the following:

“Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares and the Warrant and, in exchange, Buyer shall pay the Cash Purchase Price by wire transfer of immediately available funds to Sellers (with each Seller receiving a percentage of the Cash Purchase Price set forth opposite such Seller’s name on Schedule 1.1 attached hereto).”

(f)	Section 1.2(c)(ii) of the Stock Purchase Agreement is deleted in its entirety and replaced by the following:

“(ii) Deliveries by Buyer to Sellers. Buyer (or its assigns) shall pay (or caused to be paid) to Sellers an amount (the “Cash Purchase Price”) equal to the sum of the Base Purchase Price, minus (A) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Working Capital, plus (B) the amount, if any, by which the Estimated Working Capital exceeds the Target Net Working Capital, minus (C) Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing, minus (D) Seller Expenses, minus (E) the Seller Note Amount, and minus (F) the Adjustment Escrow Amount, by wire transfer of immediately available funds to one or more accounts as designated by Sellers, such account or accounts to be designated by written notice to Buyer not less than two (2) business days prior to the Closing Date. Buyer shall deliver to each Seller a promissory note in the form attached hereto as Exhibit A (each, a “Seller Note”) in a principal amount equal to the percentage of the Seller Note Amount set forth opposite such Seller’s name on Schedule 1.1 attached hereto. Each Seller acknowledges and agrees that Buyer shall not have any Liability to any Seller in respect of such Seller’s share of the Purchase Price to the extent Buyer pays to Sellers the Purchase Price in accordance with this Section 1.2(c)(ii).”

(g)	Section 1.2(c)(iii) of the Stock Purchase Agreement is deleted in its entirety and replaced by the following:

“(iii) Deliveries by Buyer to Escrow Agent. Buyer shall pay the Adjustment Escrow Amount by wire transfer of immediately available funds to the Escrow Agent pursuant to the Adjustment Escrow Agreement.”

(h)	Section 6.1(e) of the Stock Purchase Agreement is deleted in its entirety and replaced by the following:

“(e) Escrow Agreement. Each Seller, the Company and the Escrow Agent shall have executed and delivered an adjustment escrow agreement (the “Adjustment Escrow Agreement”), substantially in the form attached hereto as Exhibit B, and such agreement shall be in full force and effect.

(i)	Section 6.2(c) of the Stock Purchase Agreement is deleted in its entirety and replaced by the following:

“(c) Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered the Adjustment Escrow Agreement , substantially in the form attached hereto as Exhibit B, and such agreement shall be in full force and effect.

(j)	The Stock Purchase Agreement is amended by renumbering clauses (i), (ii), (iii) and (iv) of Section 6.2(d) of the Stock Purchase Agreement as clauses (ii), (iii), (iv) and (v), respectively, and adding the following as a new clause (i) of Section 6.2(d) of the Stock Purchase Agreement:

“(i) the Seller Notes;”

(k)	Section 7.2(d) of the Stock Purchase Agreement is deleted in its entirety and replaced by the following:

“Any indemnification of Buyer Indemnified Parties pursuant to Section 7.2(a)(i) (other than indemnification obligations arising from a breach of any Excluded Representations) or Section 7.2(a)(iv) shall be effected (i) first, by offsetting such amount against any amounts due or otherwise payable to Sellers under the Seller Notes (pro rata among the Seller Notes based on the outstanding principal amount of each Seller Note, if applicable), including any amounts held in escrow in accordance with the terms of the Seller Notes, (ii) second, by offsetting such amount against any indemnification obligation owing to Seller Indemnified Parties pursuant to this ARTICLE VII and (iii) third, by offsetting such amount against any other obligation owing to Seller Indemnified Parties (whether pursuant to this Agreement or otherwise). Any indemnification of Buyer Indemnified Parties pursuant to Section 7.2(a)(i) arising from a breach of any Excluded Representation or pursuant to Section 7.2(a)(ii), Section 7.2(a)(iii) or Section 8.1 shall be effected (i) first, by offsetting such amount against any amounts due or otherwise payable to Sellers under the Seller Notes (pro rata among the Seller Notes based on the outstanding principal amount of each Seller Note, if applicable), including any amounts held in escrow in accordance with the terms of the Seller Notes, (ii) second, by offsetting such amount against any indemnification obligation owing to Seller Indemnified Parties pursuant to this ARTICLE VII, (iii) third, by offsetting such amount against any other obligation owing to Seller Indemnified Parties (whether pursuant to this Agreement or otherwise) and (iv) fourth, by wire transfer of immediately available funds from Sellers to an account designated in writing by Buyer Indemnified Party within five (5) days after the determination thereof. Any indemnification owing to Seller Indemnified Parties pursuant to this Section 7.2 or Section 8.1 shall be effected by wire transfer of immediately available funds from Buyer to an account designated in writing by Seller Indemnified Party within five (5) days after the determination thereof. Any indemnification obligations shall be effected together with interest accruing thereon from the date written notice of the indemnification claim is made to the date such indemnification obligation has been satisfied by the Indemnitor at the Applicable Rate.”

(l)	The phrase “the amounts held in the escrow account established pursuant to the Indemnification Escrow Agreement” contained in the first proviso of Section 8.1(a) of the Stock Purchase Agreement is deleted in its entirety and replaced by the following:

“(A) prior to May 1, 2007, the aggregate principal amount then outstanding under the Seller Notes (including any amounts held in escrow in accordance with the terms of the Seller Notes), and (B) thereafter, the lesser of (1) the aggregate principal amount then outstanding under the Seller Notes (including any amounts held in escrow in accordance with the terms of the Seller Notes) and (2) $6,000,000”

(m)	Section 8.4 of the Stock Purchase Agreement is amended by replacing the phrase “Indemnification Escrow Agreement” found therein by the phrase “Seller Note issued to such Seller.”

(n)	The following definitions are added to Article X of the Stock Purchase Agreement:

“Cash Purchase Price” has the meaning set forth in Section 1.2(c)(ii).

“Seller Note” has the meaning set forth in Section 1.2(c)(ii).

“Seller Note Amount” means $12,600,000.”

(o)	The following definitions are deleted from Article X of the Stock Purchase Agreement:

“Indemnification Escrow Agreement”

“Indemnification Escrow Amount”

(p)	The following definition in Article X of the Stock Purchase Agreement is deleted in its entirety and replaced with the following:

““Purchase Price” means the Base Purchase Price, as adjusted pursuant to clauses (A) and (B) of Section 1.2(c)(ii).”

2.	Interpretation. The term “this Agreement,” “hereunder,” “hereof” or words of similar import as used in the Stock Purchase Agreement shall hereafter mean the Stock Purchase Agreement as amended by this Amendment.

3.	Effect on Stock Purchase Agreement; Ratification. Except as explicitly amended by the terms of this Amendment, the terms of the Stock Purchase Agreement shall remain in full force and effect and are unchanged by this Amendment, and each of the parties hereto hereby ratifies and confirms the Stock Purchase Agreement.

4.

Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New

York shall control the interpretation and construction of this Amendment, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

5.	Schedules and Exhibits. All Schedules and Exhibits attached to this Amendment or referred to herein are hereby incorporated in and made a part of the Stock Purchase Agreement as if set forth in full therein.

6.	No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Amendment.

7.	Counterparts. This Amendment may be executed in counterparts which taken together will constitute one instrument.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Stock Purchase Agreement as of the date first above written.

BUYER: KEYSTONE AUTOMOTIVE OPERATIONS, INC.

By:	/s/ Bryant P. Bynum
Name: Bryant P. Bynum Title: Executive Vice President and CFO

COMPANY: RELIABLE INVESTMENTS, INC.

By:	/s/ Daniel E. Richardson
Name: Daniel E. Richardson Title: Secretary/CFO

SELLERS:

By:	/s/ Robert L. Price
Robert L. Price

/s/ Gregory W. Doyle
Gregory W. Doyle

/s/ Daniel E. Richardson
Daniel E. Richardson

CID MEZZANINE CAPITAL, L.P.

By:	CID Mezzanine Capital Partners, L.P., its General Partner

By:	/s/ John C. Aplin
Name: John C. Aplin Title: General Partner

EXHIBIT A

(see attached)

Exhibit E

(see attached)